THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

THE SECURITIES OFFERED HAVE NOT BEEN APPROVED OR DISAPPROVED BY ANY STATE REGULATORY AUTHORITY NOR HAS ANY STATE REGULATORY AUTHORITY PASSED UPON OR ENDORSED THE MERITS OF THE OFFERING OR THE ACCURACY OR ADEQUACY OF THIS OFFERING CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

Form 1-A Offering Circular

Regulation A Tier 2 Offering

Offering Circular

For

FINE MULLIGANS, INC.

A Delaware Corporation

July 16, 2025

SECURITIES OFFERED	:	Equity in the form of Class A Preferred Stock Shares
MAXIMUM OFFERING AMOUNT	:	$ 48,000,000.00 for 9,600,000.0 Class A Preferred Stock Shares
MINIMUM OFFERING AMOUNT	:	None
MINIMUM INVESTMENT AMOUNT	:	$ 250.00 for 50.0 Class A Preferred Stock Shares
COMPANY CONTACT	:	Fine Mulligans, Inc.
Paresh Govan, CEO
300 Creek View Road – Suite 209
Newark, Delaware 19711
INVESTOR RELATIONS	:	Ben DiScipio
Texture Capital, Inc. Acting as Broker of Record
discipio@texture.capital
(617) 798-1650

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than ten percent (10%) of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, Investors are encouraged to review rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

Fine Mulligans, Inc. (the “Company” or “Issuer”) is a Delaware corporation formed on December 2, 2024 (see Exhibit 2, Amended and Restated Certificate of Incorporation). The Company aims to develop and operate innovative, golf-centric entertainment centers marketed under the name “Kiwi’s Mulligan.” These facilities will feature cutting-edge outdoor, gamified golf driving ranges complemented by indoor venues offering upscale dining, live entertainment, advanced golf simulators, private event spaces, and unique amenities such as rooftop suites, karaoke rooms, and cigar lounges.

The Company is governed by a Board of Directors and managed by Officers committed to its vision of delivering next-generation entertainment experiences The Company intends to allocate the proceeds of this Offering (the “Proceeds”) towards land acquisition, construction, and the development of Kiwi’s Mulligan flagship entertainment centers, as well as for initial operational costs.

The Company is offering by means of this offering circular (the “Offering Circular”), equity in the form of Class A Preferred Stock Shares (the “Class A Preferred Shares,” or in the singular, a “Class A Preferred Share”) on a best-efforts basis to those who meet the investor suitability standards (the “Investor(s)”) as set forth herein. See “Investor Suitability Standards” below.

The Class A Preferred Shares are priced at five U.S. dollars ($5.00) per Class A Preferred Share. The minimum investment amount per Class A Preferred Share Investor is two hundred fifty U.S. dollars ($250.00), in exchange for fifty (50.0) Class A Preferred Shares. The Class A Preferred Shares will be convertible into Class B Common Shares upon the fulfilment of certain conditions and procedures defined within the Company’s Amended and Restated Certificate of Incorporation. The Company does not intend to list the Class A Preferred Shares or any other Company capital stock for trading on any exchange or other trading market and no market for the Preferred Shares or any other capital stock may exist in the future. See “Securities Being Offered” below.

Sales of the Class A Preferred Shares pursuant to this Regulation A Tier 2 Offering (the “Offering”) will commence immediately upon qualification by the Securities and Exchange Commission (the “Effective Date”) and will terminate on the earliest of: (a) the date upon which all Class A Preferred Shares have been sold, (b) exactly twelve (12) months after the Effective Date, or (c) the date the Company elects to terminate this Offering in its sole discretion (the “Offering Period”).

The Company will offer the Class A Preferred Shares via the website invest.kiwismulligan.com (the “Platform”) on a continuous and ongoing basis. Texture Capital, Inc. (“Texture”), a FINRA broker-dealer, will act as the administrative broker-dealer, capital stock offering consultant, placement agent and marketer for this Offering. The Company intends to utilize an additional FINRA broker-dealer, Andes Capital Group, LLC (“Andes Capital”), as a placement agent to assist the Company in identifying prospective investors and procuring Proceeds in addition to the Company’s “best efforts.” The Company further intends to utilize the services of the IRA Club to market the Offering to their market segment of potential investors consisting of self-directed individual retirement accounts (IRA). The Company anticipates being able to accept funds for subscriptions in the forms of cryptocurrencies, wire and ACH transfers, personal and cashier checks, and credit cards. Proceeds from this Offering will be held in an escrow account administered by Old Glory Bank until an Investor’s subscription has been successfully processed and the funds are transferred to a Company operating account for any corporate use. As of the date of this Offering Circular, the Company has engaged Kore Transfer USA, LLC as the transfer agent for this Offering. See “Plan of Distribution” below.

Persons who purchase Class A Preferred Shares will be shareholders of the Company (“Preferred Shareholders”) subject to the terms of the Amended and Restated Certificate of Incorporation and Company Bylaws (Exhibit 2) and the Company Stockholder Agreement (Exhibit 3) and will hereinafter be referred to as “Investors” or in the singular an “Investor.” The acceptance of Investor funds may be briefly paused at times to allow the Company to effectively and accurately process and settle subscriptions that have been received. There are no selling securityholders in this Offering.

Prior to this Offering, there has been no public market for the Class A Preferred Shares or any other Company capital stock, and none is expected to develop. The Offering price for a Class A Preferred Share is arbitrary and does not bear any relationship to the value of the assets of the Company. The Company does not currently have plans to list any Class A Preferred Shares or other Company capital stock on any securities market. The management of the Company and Affiliates will receive compensation and income from the Company and these transactions may involve certain conflicts of interest. See “Risk Factors,” “Compensation of Directors and Officers” and “Conflicts of Interest” below. Investing in the Preferred Shares are speculative and involves substantial risks, including risk of complete loss. Prospective Investors should purchase these securities only if they can afford a complete loss of their investment. See “Risk Factors” below. There are material income tax risks associated with investing in the Company that prospective investors should also consider. See “Federal Tax Treatment” below.

RULE 251(D)(3)(I)(F) DISCLOSURE. RULE 251(D)(3)(I)(F) PERMITS REGULATION A OFFERINGS TO CONDUCT ONGOING CONTINUOUS OFFERINGS OF SECURITIES FOR MORE THAN THIRTY (30) DAYS AFTER THE QUALIFICATION DATE IF: (1) THE OFFERING WILL COMMENCE WITHIN TWO (2) DAYS AFTER THE QUALIFICATION DATE; (2) THE OFFERING WILL BE MADE ON A CONTINUOUS AND ONGOING BASIS FOR A PERIOD THAT MAY BE IN EXCESS OF THIRTY (30) DAYS OF THE INITIAL QUALIFICATION DATE; (3) THE OFFERING WILL BE IN AN AMOUNT THAT, AT THE TIME THE OFFERING CIRCULAR IS QUALIFIED, IS REASONABLY EXPECTED TO BE OFFERED AND SOLD WITHIN TWO (2) YEARS FROM THE INITIAL QUALIFICATION DATE; AND (4) THE SECURITIES MAY BE OFFERED AND SOLD ONLY IF NOT MORE THAN THREE (3) YEARS HAVE ELAPSED SINCE THE INITIAL QUALIFICATION DATE OF THE OFFERING, UNLESS A NEW OFFERING CIRCULAR IS SUBMITTED AND FILED BY THE COMPANY PURSUANT TO RULE 251(D)(3)(I)(F) WITH THE SEC COVERING THE REMAINING SECURITIES OFFERED UNDER THE PREVIOUS OFFERING; THEN THE SECURITIES MAY CONTINUE TO BE OFFERED AND SOLD UNTIL THE EARLIER OF THE QUALIFICATION DATE OF THE NEW OFFERING CIRCULAR OR ONE HUNDRED EIGHTY (180) CALENDAR DAYS AFTER THE THIRD ANNIVERSARY OF THE INITIAL QUALIFICATION DATE OF THE PRIOR OFFERING CIRCULAR. THE COMPANY INTENDS TO OFFER THE SHARES DESCRIBED HEREIN ON A CONTINUOUS AND ONGOING BASIS PURSUANT TO RULE 251(D)(3)(I)(F). THE COMPANY INTENDS TO COMMENCE THE OFFERING IMMEDIATELY AND NO LATER THAN TWO (2) DAYS FROM THE INITIAL QUALIFICATION DATE. THE COMPANY REASONABLY EXPECTS TO OFFER AND SELL THE SECURITIES STATED IN THIS OFFERING CIRCULAR WITHIN ONE (1) YEAR FROM THE INITIAL QUALIFICATION DATE.

The Company will commence sales of the Class A Preferred Shares immediately upon qualification of the Offering by the SEC.

OFFERING PROCEEDS TABLE

	Price to Public*	Underwriting Discounts and Commissions**	Proceeds to the Company***	Proceeds to other Persons****
Amount to be Raised per Class A Preferred Share	$5.00	1%	$4.95	$0.00
Minimum Investment Amount Per Investor	$250.00	1%	$247.50	$0.00
Maximum Offering Amount	$48,000,000.00	1%	$47,520,000.00	$0.00

*The Offering price of a Class A Preferred Share to Investors was arbitrarily determined by the Company.

** The Company is not using an underwriter for the sale of the Preferred Shares. The commissions listed are those for Texture Capital, Inc. (“Texture”), a FINRA broker-dealer, acting as an administrative broker-dealer for this Offering on a best-efforts basis. Texture will receive a one percent (1%) commission on the aggregate sales of the Class A Preferred Shares and potentially a five percent (5%) Direct Sales commission for capital directly raised by the efforts of Texture up to $30,000,000 of Class A Preferred Shares, Direct Sales commission not to exceed $1,500,000. Texture will also provide Investor Relations Services during the Offering Period where the Company will pay a monthly fee commencing the month after FINRA issues a “No Objection Letter” of $2,000 for the first month, $3,000 for the second month and $4,000 per month thereafter, plus potentially a one percent (1%) commission of the gross proceeds from the sale of securities resulting from Investor Relations services not to exceed $525,000 for a total compensation amount to Texture derived from Preferred Share sales not to exceed $2,505,000. Texture will further receive a one-time consulting fee (“Consulting Fee”) of ten thousand dollars ($10,000.00) to cover expenses anticipated to be incurred by Texture such as due diligence expenses, working with the Company’s counsel in providing information to the extent necessary, and any other services necessary and required prior to the approval of the Offering. To the extent any such expenses are not actually incurred, the balance of this one-time fee will be reimbursed to the Company, pursuant to FINRA Rule 5110(g)(4)(A). Andes Capital Group (“Andes Capital”), a FINRA broker-dealer acting as a placement agent, will be entitled to a five percent (5%) Direct Sales commission for capital directly raised by the efforts of Andes Capital and the commissions earned will be paid by Texture to Andes Capital through the terms of a Commission Sharing Agreement.

*** Class A Preferred Shares will be offered and sold directly by the Company, the Company’s Directors, Officers and employees. No commissions for selling Class A Preferred Shares will be paid to the Company, the Company’s Directors, Officers or employees.

**** There are no selling securityholders in this Offering. As compensation and reimbursement of expenses for the time and efforts involved in organizing the Company and related tasks, the Company shall pay the Directors an Organizational Fee equaling seventy thousand dollars ($70,000.00) upon the successful raising of one million dollars ($1,000,000.00). See “Compensation of Directors and Officers” below.

SUMMARY OF THE OFFERING

The following information is only a brief summary of, and is qualified in its entirety by, the detailed information appearing elsewhere in this Offering. This Offering Circular, together with the exhibits attached including, but not limited to, the Company’s Amended and Restated Certificate of Incorporation and the Bylaws of the Company (see Exhibit 2), the Company’s Stockholder Agreement (see Exhibit 3), and the Subscription Agreement (see Exhibit 4), should be carefully read in their entirety before any investment decision is made. If there is a conflict between the terms contained in this Offering Circular and the Amended and Restated Certificate of Incorporation, Bylaws or the Stockholder Agreement, the terms contained within the Amended and Restated Certificate of Incorporation, Bylaws or the Stockholder Agreement shall prevail and control, and no Investor should unduly rely on any reference herein to the Amended and Restated Certificate of Incorporation, Bylaws or the Stockholder Agreement without consulting the actual underlying document.

The Company intends to operate locations developed in the southeastern United States. See “Description of the Business” below.

COMPANY INFORMATION AND BUSINESS	Fine Mulligans, Inc. is a Delaware corporation with a principal place of business located at 300 Creek View Road, Suite 209, Newark, Delaware 19711. Through this Offering, the Company is offering equity in the Company in the form of Class A Preferred Shares on a “best-efforts” and ongoing basis to qualified Investors who meet the Investor suitability standards as set forth herein See “Investor Suitability Standards.” As further described in the Offering Circular, the Company has been organized to fund the Company in the development, construction and operation of multiple golf-centric entertainment centers.
COMPANY MANAGEMENT

The Company is a Delaware corporation managed by a Board of Directors and Executive Officers (the “Management”). All investment and operating decisions as well as the day-to-day management of all Company activity is vested solely in the Management.

The Class A Preferred Shares will neither possess voting rights nor the ability to direct or participate in any investment or operating decision made on behalf of Company.

THE OFFERING	This Offering is the first capital raise by the Company in its history. The Company is exclusively selling equity in the form of Class A Preferred Shares. The Company will use the Proceeds of this Offering to begin the execution of the Company’s business plan to develop, construct and operate multiple golf-centric entertainment centers.
SECURITIES BEING OFFERED

The Class A Preferred Shares are being offered at a purchase price of five U.S. dollars ($5.00) per Class A Preferred Share. The Minimum Investment required is two hundred fifty U.S. dollars ($250.00) for fifty (50.0) Class A Preferred Shares per Investor. Upon purchase of the Class A Preferred Shares, a Preferred Shareholder is granted certain rights further summarized in the “Securities Being Offered” section below.

The Class A Preferred Shares shall be entitled to receive an accruable, non-capitalized nine and one-half percent (9.5%) return on capital investment or approximately forty-seven and one-half cents ($0.475) per Class A Preferred Share per annum. Company Class A Preferred Shares are non-voting and non-participating shares and shall be convertible in a ratio of one (1) Class A Preferred Stock share into one (1) Class B Common Stock share under certain conditions.

The Class A Preferred Shares are transferrable in accordance with the terms specified within the Amended Certificate of Incorporation and the Stockholder Agreement. No market is expected to form with respect to the Class A Preferred Shares and the Company does not intend to fund an account for the future repurchase of Class A Preferred Shares.

COMPENSATION TO DIRECTORS AND OFFICERS

Neither the Company nor Management will be compensated through commissions for the sale of Class A Preferred Shares subscribed by Investors in this Offering.

Management will be compensated by the Company for the management and administration of Company operations through a salary. See “Compensation of Directors and Executive Officers” below for a more comprehensive description of Management compensation.

PRIOR EXPERIENCE OF COMPANY MANAGEMENT	The members of the Company’s Management are skilled commercial finance and real estate professionals and through various positions with current and prior management consulting and real estate brokerage companies, possess decades of experience successfully engaged in commercial financing, business development and real estate development activities. See also “Directors, Officers and Significant Employees” below.
INVESTOR SUITABILITY STANDARDS

The Class A Preferred Shares will not be sold to any person or entity unless such person or entity is a “Qualified Purchaser.” A Qualified Purchaser includes: (1) an “Accredited Investor” as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933 (the “Securities Act”); or (2) all other Investors who meet the investment limitations set forth in Rule 251(d)(2)(i)(C) of Regulation A. Such persons as stated in (2) above must conform with the “Limitations on Investment Amount” section as described immediately below.

Each person or entity purchasing Class A Preferred Shares will be subject to the terms of the Amended and Restated Certificate of Incorporation, Bylaws included as Exhibit 2, the Stockholder Agreement included as Exhibit 3, and the Subscription Agreement which is included as Exhibit 4.

Each person or entity acquiring Class A Preferred Shares may be required to represent that he, she, or the entity is purchasing the Class A Preferred Shares for his, her, or the entity’s own account for investment purposes and not with a view to resell or distribute these securities.

Each prospective purchaser of Class A Preferred Shares may be required to furnish such information or certification as the Company may require in order to determine whether any person or entity purchasing Class A Preferred Shares is an Accredited Investor, if such is claimed by the Investor.

LIMITATIONS ON INVESTMENT AMOUNTS

For Qualified Purchasers who are Accredited Investors, there is no limitation as to the amount invested in the Company through the purchase of Class A Preferred Shares. For all other prospective purchasers that are not Accredited Investors, the aggregate purchase price paid to the Company for the purchase of Class A Preferred Shares cannot exceed ten percent (10%) of the greater of the purchaser’s (1) annual income or net worth, if the purchaser is a natural person; or (2) revenue or net assets for the purchaser’s most recently completed fiscal year if the purchaser is a non-natural person.

Different rules apply to Accredited Investors and non-natural persons. Each Investor should review to review Rule 251(d)(2)(i)(C) of Regulation A before purchasing Class A Preferred Shares.

COMMISSIONS FOR SELLING PREFERRED SHARES

Class A Preferred Shares will be offered and sold directly by the Company, the Directors, Officers and employees of the Company. No commissions will be paid to the Company, the Directors, Officers or employees of the Company for selling the Preferred Shares.

Texture is the administrative broker dealer for this Offering and will charge a one percent (1%) fee on the aggregate sales of Preferred Shares, up to four hundred eighty thousand dollars ($480,000) if the Maximum Offering Amount of forty-eight million dollars ($48,000,000) is met. Texture is also entitled to an additional five percent (5%) commission on amounts raised as a result of Texture’s direct introductions and sales efforts, up to a maximum commission of one million five hundred thousand U.S. dollars ($1,500,000).

Texture will also be providing Investor Relations Services to the Company and is entitled to receive be additional compensation in the form of a monthly fee commencing the month after FINRA issues a “No Objection Letter” in an amount of two thousand dollars ($2,000) the first month, three thousand dollars ($3,000) the second month, and four thousand dollars ($4,000) each month thereafter, plus one percent (1%) of the gross proceeds from the sale of securities resulting from Investor Relations Services not to exceed five hundred twenty-five thousand dollars ($525,000). The total compensation amount potentially payable to Texture derived from the sale of Preferred Shares is not to exceed two million five hundred five thousand dollars ($2,505,000).

Texture will also receive a one-time consulting fee (“Consulting Fee”) of ten thousand dollars ($10,000.00) to cover expenses anticipated to be incurred by Texture such as due diligence expenses, working with the Company’s counsel in providing information to the extent necessary, and any other services necessary and required prior to the approval of the Offering. To the extent any such expenses are not actually incurred, the balance of this one-time fee will be reimbursed to the Company, pursuant to FINRA Rule 5110(g)(4)(A).

Andes Capital, acting as a placement agent on behalf of the Company and directing potential investors to the Company Portal, is entitled to a five percent (5%) commission on Offering proceeds raised as a result of Andes Capital’s direct references and sales efforts. Andes Capital will be paid its commission directly from Texture under the terms of a Commission Sharing Agreement between the firms.

NO LIQUIDITY AND LIMITED TRANSFERABILITY	There is no public market for the Class A Preferred Shares or any other Company capital stock, no public market is expected to develop, and no Company capital stock will be listed for trading on any exchange or automated quotation system. The Class A Preferred Shares will possess limited transferability in accordance with the explicit conditions specified within the Company’s Stockholder Agreement provided as Exhibit 3 and as allowable by law. See “Risk Factors” and “Securities Being Offered” below. The Company will not facilitate or otherwise participate in the secondary transfer of any Class A Preferred Shares. Prospective Investors are urged to consult their own legal advisors with respect to secondary trading or transfer of the Class A Preferred Shares. See “Risk Factors” below.
CONFLICTS OF INTEREST	Management personnel are the sole owners of the Company’s Class A Common Stock and currently possess exclusive control over all corporate matters that could require a vote of Company shareholders. Class A Common Stock possess superior voting rights relative to Class B Common Stock as defined in the Amended and Restated Certificate of Incorporation. See “Affiliates” and “Conflicts of Interest” below.
COMPANY EXPENSES	Except as otherwise provided herein, the Company shall bear all costs and expenses associated with the costs associated with the Offering and the operation of the Company, including, but not limited to, the annual tax preparation of the Company’s tax returns, any state and federal income tax due, accounting fees, filing fees, independent audit reports, costs and expenses associated with the acquisition, development, construction, and operation of the proposed golf-centric entertainment centers.

Investment Funds immediately available for Company use

The Offering is not underwritten by any FINRA broker-dealer and the Class A Preferred Shares are offered on a “best efforts” basis by the Company through the actions of its directors, officers and employees. The Company has not set a Minimum Offering Amount for this Offering and any proceeds received by the Company during the Offering Period will not be held in trust utilizing an escrow account conditioned on the aggregate amount of Proceeds raised through this Offering; therefore, any proceeds delivered to the Company will be immediately available for any corporate purpose use at the Company’s sole discretion. Commencing on the date of this Memorandum all funds received by the Company in full payment of subscriptions for Class A Preferred Shares will be deposited into a corporate account and immediately available for any corporate purpose.

FORWARD LOOKING STATEMENTS

Forward-looking statements are inherently uncertain due to the fact they address potential events or outcomes occurring in the future and not historical data. This Offering Circular contains forward-looking statements that involve various risks and uncertainties. The use of words such as “anticipated,” “projected,” “forecasted,” “estimated,” “prospective,” “believes,” “expects,” “plans,” “future,” “intends,” “should,” “can,” “could,” “might,” “potential,” “continue,” “may,” “will,” and similar expressions identify these forward-looking statements. Investors should not place undue reliance on these forward-looking statements, which may apply only as of the date of this Offering Circular, and the Company undertakes no obligation to publicly update or revise any forward-looking information, other than as required by applicable law.

INVESTOR SUITABILITY STANDARDS

All persons who purchase Class A Preferred Shares of the Company pursuant to the Subscription Agreement, attached hereto as Exhibit 4, must comply with the Investor Suitability Standards as provided below. It is the responsibility of the purchaser of the Class A Preferred Shares to verify compliance with the Investor Suitability Standards. The Company may request that Investor verify compliance, but the Company is under no obligation to do so. By purchasing Class A Preferred Shares pursuant to this Offering, the Investor self-certifies compliance with the Investor Suitability Standards. If, after the Company receives Investor’s funds and transfers ownership of the Class A Preferred Shares, the Company discovers that the Investor does not comply with the Investor Suitability Standards as provided, the transfer will be deemed null and void ab initio and the Company will return Investor’s funds to the purported purchaser. The amounts returned to the purported purchaser will be equal to the purchase price paid for the Class A Preferred Shares less any costs incurred by the Company in the initial execution of the null purchase and any costs incurred by the Company in returning the Investor’s funds. These costs may include any transfer fees, sales fees/commissions, or other fees paid to transfer agents or brokers.

The Company’s Class A Preferred Shares are being offered and sold only to “Qualified Purchasers” as defined in Regulation A.

Qualified Purchasers include:

(i) “Accredited Investors” defined under Rule 501(a) of Regulation D (as explained below); and,

(ii) All other Investors so long as their investment in the Company’s Class A Preferred Shares does not represent more than ten percent (10%) of the greater of the Investor’s, alone or together with a spouse or spousal equivalent, annual income or net worth (for natural persons), or ten percent (10%) of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons).

The Class A Preferred Shares are offered hereby and sold to Investors that meet one (1) of the two (2) categories above, to qualify as an Accredited Investor, for purposes of satisfying one of the tests in the Qualified Purchaser definition, an Investor must meet one of the following conditions:

1) An Accredited Investor, in the context of a natural person, includes anyone who:

(i) Earned income that exceeded $200,000 (or $300,000 together with a spouse or spousal equivalent) in each of the prior two years, and reasonably expects the same for the current year; or

(ii) Has a net worth over $1,000,000, either alone, or together with a spouse or spousal equivalent (excluding the value of the person’s primary residence); or

(iii) Holds in good standing a Series 7, 65, or 82 license.

2) Additional Accredited Investor categories include:

(i) Any bank as defined in Section 3(a)(2) of the Act, or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act, whether acting in its individual or fiduciary capacity; any broker or dealer registered pursuant to Section 15 of the Securities and Exchange Act of 1934 (the “Exchange Act”); any investment advisor registered pursuant to Section 203 of the Investment Advisers Act of 1940 (the “Investment Advisors Act”) or registered pursuant to the laws of a state; any investment adviser relying on the exemption from registering with the Commission under Section 203(l) or (m) under the Investors Advisers Act; any insurance company as defined in Section 2(a)(13) of the Securities Act; any investment company registered under the Investment Fund Act of 1940 or a business development company as defined in Section 2(a)(48) of that Act; any Small Business Investment Company (SBIC) licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958; any Rural Business Investment Company as defined in Section 384A of the Consolidated Farm and Rural Development Act; any plan established and maintained by a State, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000; any employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such Act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons who are Accredited Investors;

(ii) Any private business development company as defined in Section 202(a)(22) of the Investment Advisors Act of 1940;

(iii) Any organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended (the “Code”), corporation, Massachusetts or similar business trust, or partnership, or limited liability company, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

(iv) Any director or executive officer, or general partner of the issuer of the securities being offered or sold, or any director, executive officer, or general partner of a general partner of that issuer;

(v) Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Section 506(b)(2)(ii) of the Securities Act;

(vi) Any entity in which all of the equity owners are Accredited Investors as defined above;

(vii) Any natural person who is a “knowledgeable employee,” as defined in Rule 3c-5(a)(4) under the Investment Company Act (17 CFR 270.3c-5(a)(4)), of the issuer of the securities being offered or sold where the issuer would be an investment company, as defined in Section 3 of such Act, but for the exclusion provided by either Section 3(c)(1) or Section 3(c)(7) of such Act;

(viii) Any “family office,” as defined in Rule 202(a)(11)(G)-1 under the Investment Advisers Act (17 CFR 275.202(a)(11)(G)-1):

(i)	With assets under management in excess of $5,000,000;
(ii)	That is not formed for the specific purpose of acquiring the securities offered; and
(iii)	Whose prospective investment is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of the prospective investment.

(ix) Any “family client,” as defined in Rule 202(a)(11)(G)-1 under the Investment Advisers Act (17 CFR 275.202(a)(11)(G)-1)), of a family office meeting the requirements defined in the immediately preceding criterion and whose prospective investment in the issuer is directed by such family office pursuant to the “family office” sub-criterion (c) above; and,

(x) Any entity, of a type not listed in criteria (i), (ii), (iii), (v) or (vi) above, not formed for the specific purpose of acquiring the securities offered, owning investments in excess of $5,000,000 where “investments” for the purposes of this criterion is defined in Rule 2a51-1(b) under the Investment Company Act (17 CFR 270.2a51-1(b)).

Each prospective purchaser of Class A Preferred Shares may be required to furnish such information as the Company may demand, in its sole discretion, to determine whether any person or entity purchasing Class A Preferred Shares is an Accredited Investor.

RISK FACTORS

The Company commenced preliminary business development operations on December 2, 2024 and is organized as a corporation under the laws of the State of Delaware. Accordingly, the Company has only a limited history upon which an evaluation of its prospects and future performance can be made. The Company’s proposed operations are subject to all business risks associated with new enterprises. The likelihood of the Company’s success must be considered in light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with the development of real estate and operations of a senior living community, in a competitive industry. There is a possibility that the Company could sustain losses in the future.

There can be no assurances that the Company will operate profitably. An investment in Class A Preferred Shares involves a number of risks. Investors should carefully consider the following risks and other information in this Offering Circular before purchasing any Class A Preferred Shares. Without limiting the generality of the foregoing, Investors should consider, among other things, the following risk factors:

Inadequacy Of Funds

Gross Offering Proceeds up to forty-eight million dollars ($48,000,000.00) may be realized. Company’s Management believes that such Proceeds will capitalize and sustain the Company sufficiently to allow for the implementation of its business plan for the acquisition, development, construction and operation of two (2) Kiwi’s Mulligan entertainment venues. If only a fraction of this Offering is sold, or if certain assumptions contained in Management’s business plans prove to be incorrect, the Company may have inadequate funds to fully develop its business in accordance with its business model and may need debt financing or other capital investment to fully implement the Company’s business plans. Furthermore, if the funds raised through this Offering are inadequate, the percentage of equity ownership of an Investor may be reduced in the future if the Company is required to raise additional capital through the issuance of additional capital stock shares with rights and preferences as determined in the sole discretion of the Company.

Dependence On Management

In the early stages of development, the Company’s business will be significantly dependent on the experience, knowledge, skills and abilities of the Company’s Directors and Officers to effectively implement the Company’s business plan. The loss of any of the Company’s Directors or Officers could have a material adverse effect on the Company’s business, operating results and financial conditions.

Limited Operating History Which Makes Future Performance Difficult to Predict

The Company possesses a limited operating history and operating capital. Prospective investors should consider an investment in the Class A Preferred Shares of this Offering in light of the risks, uncertainties and difficulties frequently encountered by other newly formed companies with similar objectives as the Company. The Company will possess minimal operating capital and for the foreseeable future will be dependent upon its ability to finance operations from the sale of equity or other financing alternatives which may include various forms of indebtedness. The failure to successfully raise adequate operating capital could result in Company bankruptcy or other event which would have a material adverse effect on the Company and its Investors. With the Company possessing a limited operating history and operating capital there can be no assurance that the Company will achieve its investment or operating objectives.

Investors Should Seek Their Own Independent Counsel

Investors in the Company have not been represented by independent counsel with respect to this Offering. Attorneys assisting in the formation of the Company and the preparation of this Offering Circular have represented only the Company and its principals. The terms of the Company’s Amended and Restated Certificate of Organization, Bylaws and Stockholder Agreement, which include indemnification, the duties of the Company’s Management and the rights and responsibilities assigned to the Company’s capital stock shares, were not negotiated at arm’s length. Potential investors are advised to seek the opinions of independent legal and tax counsel prior to investing in the Company. (See also “Fiduciary Responsibility of the Management” and “Securities Being Offered” below.)

The Company is Not Subject to Sarbanes-Oxley Regulations and May Lack the Financial Controls and Procedures of Public Companies

The Company may not have the internal control infrastructure that would meet the standards of a public company, including the requirements of the Sarbanes-Oxley Act of 2002. As a privately-held (non-public) Company, the Company is currently not subject to the Sarbanes-Oxley Act of 2002, and its financial and disclosure controls and procedures reflect its status as a development stage, non-public company. There can be no guarantee that there are no significant deficiencies or material weaknesses in the quality of the Company’s financial and disclosure controls and procedures. If the Company were necessary to implement such financial and disclosure controls and procedures, the cost to the Company of such compliance could be substantial and could have a material adverse effect on the Company’s results of operations and financial conditions.

Sensitivity to General Economic Conditions

The financial success of the Company can generally be identified as capturing a portion of the disposable income of the consumer and the disposable income of consumers may be sensitive to any adverse changes in the general economic conditions of the United States, such as recession, inflation, unemployment, and interest rates. Such changing economic conditions could reduce demand in the marketplace for entertainment venues including restaurants and bars, increase maintenance and management costs, increase the costs of products and labor, and reduce the overall demand for Company products and services. The Company has no control over these general economic conditions, changes or their effects on consumer behavior which could have a material adverse effect on the Company’s business, results of operations and financial conditions.

Possible Fluctuations in Company Operating Results

The Company’s operating results may fluctuate significantly from period to period as a result of a variety of economic and social factors, including many factors that are not in the control of the Company. Some factors that may contribute to operating result fluctuations include, but are not limited to: purchasing patterns of families and Company target customers; golf-centric customer amenity demands; timing and market acceptance of new products, enhancements or price changes introduced by the Company, competitive substitute entertainment-provider offerings and pricing; debt service requirements and principal-reduction payments; variances in sales tax and real estate tax rates, capitalization rates, and future rental rates; material increases in insurance rates; potential liabilities associated with events that could happen on the premises of a Company facility; inability to obtain favorable short-term or long-term financing; and general economic conditions. Consequently, Company revenues and expenses may vary by fiscal quarter, and the Company’s operating results may experience fluctuations thereby potentially causing material adverse effect(s) on the Company’s business, results of operations and financial conditions.

Risks Of Borrowing and Indebtedness

Since the Company is likely to incur or utilize debt in the execution of the business plan, a portion of its cash flow will have to be dedicated to the payment of principal and interest on such indebtedness. There is no guarantee that Company will be able to refinance outstanding indebtedness or refinance the indebtedness at terms that are advantageous or acceptable to the Company. Typical loan agreements also might contain restrictive covenants which may impair the Company’s operating flexibility. Such typical loan agreements would also provide for default under certain circumstances, such as a failure to meet certain financial covenants defined within the loan agreement. A default by the Company under a loan agreement could result in the loan becoming immediately due and payable and, if unpaid, a judgment in favor of such lender which would be senior to the rights of owners of the Company. A judgment creditor could have the right to foreclose on any of Company’s assets resulting in a material adverse effect on the Company’s business, operating results and financial condition.

Changes to Execution of The Business Plan Possible

The Company’s business plan will focus on developing golf-centric family-focused entertainment venues and that focus may change. The Company’s primary business endeavor of investing in the development of a multi-level structure containing a kitchen, restaurant, bars and various technologically advanced equipment to entertain customers is capital intensive and may be subject to statutory or regulatory requirements as well as variable market conditions. The Company’s Management believes that the Company’s chosen business plan and strategies are achievable in light of current economic and legal conditions with the background, experience, knowledge, skills, and abilities of the Company’s Directors, Officers and advisors. Company’s Management reserves the right to make significant modifications to the Company’s stated investment strategies, proposed facility amenities and business operations depending upon future events and market conditions.

Management Discretion as To Use of Proceeds

The net proceeds from this Offering will be used for the purposes described under the “Use of Proceeds” section. The Company reserves the right to use the funds obtained from this Offering for other similar purposes not presently contemplated which the Company deems to be in the best interests of the Company and its shareholders in order to address changed circumstances or perceived opportunities. As a result of the foregoing, the success of the Company will be substantially dependent upon the discretion and judgment of Management with respect to the application and allocation of the net proceeds raised from this Offering. Investors in the Preferred Shares offered hereby will be entrusting their funds to the Company’s Management, upon whose judgment and discretion the Investors must depend.

Control of Company Activity Exclusive to Management

The Company’s Directors and Officers possess exclusive control on all investment decisions, operations, management and the day-to-day activities of the Company. Investors in this Offering will have no control or input in determining the investment strategies implemented by Management, the decisions regarding Company operations or any day-to-day activities of the Company. The Management may change investment strategies or Company operations from time-to-time at the sole discretion of the Management without input of Class A Preferred Share Investors and no assurances can be given that such a change in investment strategy or Company operations would not be adverse to the interests of the Company’s Investors. Further, the Company’s Class A Preferred Shares are non-voting shares and do not possess the right to take part in the conduct or control of any business matter related to or concerning the management of the Company.

The Company's Success Depends on the Performance of Co-Investors, Partners, Distributors, Contractors and Suppliers

The Company will be dependent on our co-investors, corporate partners, distributors, contractors and suppliers during the execution of the business plan including development, construction and operation of the proposed Kiwi’s Mulligan entertainment venue(s). The loss of or lack of performance by the Company’s co-investors, corporate partners, distributors, contractors or suppliers that provide key products or services associated with the acquisition, development, construction or operation of a Company venue could harm the Company's business, financial condition, cash flow and performance. In the event a Company co-investor is unable to timely provide funds in accordance with any investment agreements or construction contracts, the Company may be required to provide additional funds or possibly lose its investment in the project if funds are not available and the project is abandoned. Similarly, in the event that a key supplier of either labor or products to the operations of a senior living community were to be unable to perform their duties, Company may experience increased expenses or possibly the inability to operate until the labor or products are replaced. Loss of or non-performance of a co-investor, corporate partner, distributor, contractor or supplier may cause adverse material effect on Company operating results and financial condition. Consequently, you should not invest in the Company unless you are willing to entrust the Company Manager’s selection of co-investors and the selection and contracting of corporate partners, contractors and suppliers to provide key products and services to the Company properties.

Damage to Reputation Could Negatively Impact our Business, Results of Operations and Financial Condition

The Company’s reputation and the quality of the Company’s brand, operations and facilities are critical to our business success and will be instrumental to the Company’s future success as the Company forms and enters into new products, services and markets. Any incident that erodes confidence in the Company’s brand, operations or facilities could significantly reduce the Company's economic value and damage the Company’s brand, business and future business opportunities. The Company may be adversely affected by any negative publicity, regardless of the source or accuracy of the information. Also, there has been a marked increase in the use of social media platforms and similar devices, including blogs, social media websites and other forms of internet-based communications that provide individuals with access to a broad audience. The availability of information on social media platforms is virtually immediate as is its impact. Information posted may be adverse to the Company’s interests or may be inaccurate, each of which may harm the Company’s brand, performance, prospects or business. The harm may be immediate and may disseminate rapidly and broadly, without affording the Company an opportunity for redress or correction. The costs to the Company to correct inaccuracies or attempt to repair any reputational damage to Company’s brand, operations or facilities may be significant and require material expenditures over an unknown duration. Reputational damage could result in a material adverse effect on the Company’s brand, business, operating results and financial condition.

Investors Will be Unable to Evaluate Company’s Asset Portfolio Prior to Investment

The Company does not own any real property or other tangible assets prior to or at the time of this Offering. None of the real property or tangible assets in which the Company will invest in or develop are identified at this time; therefore, any potential Investor is unable to review and evaluate the Company’s property or business asset portfolio to determine whether to invest in the Company. However, the general business goals of the Company are to invest in real properties, develop them into operating family-friendly entertainment facilities containing golf-centric activities, meeting places and quality food and beverage establishments as further described herein. The Company may later have a specific, identifiable portfolio of real property and tangible assets which an Investor may be able to review in accordance with the terms and conditions.

The Company Asset Portfolio May Not Be Diversified

The Company’s potential profitability and ability to diversify the Company’s investments may be limited, both geographically and by the type or size of the entertainment facilities the Company intends to operate. The Company will be able to purchase real property and develop additional facilities outside of a limited geographic area only as additional funds are raised or generated from existing operations to execute the Company’s business plan. Given the limited number of viable real property assets in the geographic areas the Company is targeting, the Company’s facilities may not be well diversified either geographically or by type of asset (entertainment, food and beverage) and their economic performance could be affected by changes in local economic conditions or changes uniquely affecting the social or entertainment products and services the Company is offering. Similarly, if adverse environmental events occur such as surface water flooding or an extreme high-wind event impact a wide geographic area in which the Company has real property or an active facility, the Company may incur material expenses or losses associated with those regional assets. The Company’s performance is therefore linked to economic and environmental conditions in the regions in which the Company operates a facility and in the target market for Company’s entertainment product and service offerings generally. Therefore, to the extent that there are adverse economic or environmental conditions in the geographic region in which Company properties are located and the market for the entertainment facility the Company owns, such adverse conditions could result in a material adverse effect on the Company’s business, operating results and financial condition.

Limited Transferability and Liquidity

To satisfy the requirements of certain exemptions from registration under the Securities Act, and to conform with applicable state securities laws, each Investor must acquire the Preferred Shares for investment purposes only and not with a view towards sale or distribution. Consequently, certain conditions of the Securities Act may need to be satisfied prior to any sale, transfer, or other disposition of Class A Preferred Shares. Some of these conditions may include a minimum holding period, availability of certain reports, including financial statements from the Company, limitations on the percentage of Preferred Shares sold and the manner in which they are sold. The Company can prohibit any sale, transfer or disposition unless it receives an opinion of counsel provided at the holder’s expense, in a form satisfactory to the Company, stating that the proposed sale, transfer or other disposition will not result in a violation of applicable federal or state securities laws and regulations. No public market exists for the Company’s Class A Preferred Shares and no market is expected to develop. Consequently, owners of Class A Preferred Shares may have to hold their investment indefinitely and may not be able to liquidate their investments in the Company or pledge them as collateral for a loan in the event of an emergency. Further, additional limitations on any potential or contemplated transfer of Class A Preferred Shares are expressly defined in the Company’s Amended and Restated Certificate of Incorporation and Stockholder Agreement.

Broker Dealer Sales of Preferred Shares

The Company’s capital stock shares, including the Class A Preferred Shares, are not presently included for trading on any exchange, and there can be no assurances that the Company will ultimately be registered on any exchange. No assurance can be given that the Class A Preferred Shares, or any class of Company capital stock shares, will ever qualify for inclusion on the NASDAQ System or any other trading market. As a result, the Company’s Class A Preferred Shares are covered by a Securities and Exchange Commission rule that imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and investors. For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser’s written agreement to the transaction prior to the sale. Consequently, the rule may affect the ability of broker-dealers to sell the Company’s securities and may also affect the ability of Investors to sell their Class A Preferred Shares in the secondary market.

Long Term Nature of Investment in Company

An investment in the Class A Preferred Shares during this Offering may be long term and illiquid. As discussed above, the offer and sale of Class A Preferred Shares will not be registered under the Securities Act or any foreign or state securities laws by reason of exemptions from such registration which depends in part on the investment intent of the investors. Further, the sale and transfer of the Class A Preferred Shares are subject to the terms and conditions specified within the Company’s Stockholder Agreement. Prospective purchasers and Investors will be required to represent in writing that they are purchasing the Class A Preferred Shares for their own account as a long-term investment and not with a view towards resale or distribution. Accordingly, purchasers of Class A Preferred Shares must be willing and able to bear the economic risk of their investment in the Company for an indefinite time period. It is likely that any Investor will not be able to liquidate their investment in the Class A Preferred Shares the event of an emergency.

No Current or Expected Future Market for Preferred Shares

There is no current market for the Class A Preferred Shares offered in this Offering and no market for any class of Company capital stock shares is expected to develop in the near future. Further, the sale and transfer of the Class A Preferred Shares are subject to the terms and conditions specified within the Company’s Stockholder Agreement which may foreclose opportunities to sell or transfer Class A Preferred Shares to parties other than those identified and prioritized in the Stockholder Agreement.

Offering Price

The Offering price of the Class A Preferred Shares being offered by the Company was arbitrarily established by the Company, considering such matters as the state of the Company’s business development and the general condition of the industry in which it intends to operate. The Offering price bears little relationship to the assets, net worth, or any other objective criteria of value applicable to the Company.

Compliance With Securities Laws

The Class A Preferred Shares are being offered for sale in reliance upon certain exemptions from the registration requirements of the Securities Act, applicable Delaware securities laws, and other applicable state securities laws. If the sale of Class A Preferred Shares were to fail to qualify for these exemptions, purchasers may seek rescission of their purchases of Class A Preferred Shares. If a number of purchasers were to obtain rescission, the Company would face significant financial demands which could adversely affect the Company as a whole, as well as any non-rescinding purchasers.

Lack Of Firm Underwriter

The Class A Preferred Shares are offered on a “best efforts” basis by the Company, Directors, Officers and employees without compensation and on a “best efforts” basis through a FINRA registered broker-dealer via a Participating Broker-Dealer Agreement with the Company. Accordingly, there is no assurance that the Company or any FINRA broker-dealer will sell the maximum Class A Preferred Shares offered or any lesser amount.

The U.S. Securities and Exchange Commission (SEC) Does Not Pass Upon the Merits of the Securities or the Terms of the Offering, Nor Does the SEC Pass Upon the Accuracy or Completeness of any Offering Document or Literature

Potential Investors should not rely on the fact that a Form 1-A, filed by the Company with the SEC providing notice of an exempt offering of securities under Regulation A of the Securities Act, is accessible through the U.S. Securities and Exchange Commission’s EDGAR filing system as an approval, endorsement or guarantee of compliance as it relates to this Offering.

Projections: Forward Looking Information

The Company’s Management has prepared projections regarding the Company’s anticipated financial performance. The Company’s projections are hypothetical and based upon factors influencing the business of the Company. The projections are based on Management’s best estimate of the probable results of operations of the Company, based on present circumstances, and have not been reviewed by the Company’s independent accountants. These projections are based on several assumptions, set forth therein, which the Management believes are reasonable. Some assumptions upon which the projections are based, however, invariably will not materialize due to the inevitable occurrence of unanticipated events and circumstances beyond the Company’s control. Therefore, actual results of operations will vary from the projections, and such variances may be material. Assumptions regarding future changes in revenues and expenses are necessarily speculative in nature.

In addition, projections do not and cannot take into account such factors as general economic conditions, unforeseen regulatory changes, the entry into the Company’s target market of additional competitors, the terms and conditions of future capitalization, and the many other risks inherent to the Company’s business. While the Company’s Management believes that the projections accurately reflect possible future results of the Company’s operations, those results cannot be guaranteed.

The Company’s Success Will Depend Upon the Acquisition and Development of Real Property and the Company May be Unable to Consummate Land Acquisition or Development on Advantageous Terms, and the Company’s Venues May Not Perform as Expected

The Company intends to acquire, develop, construct and operate real property assets in the form of family-friendly golf-centric entertainment venues which will include food and beverage amenities. The acquisition of real property entails various risks, including the risks that the real estate assets may not perform as expected, that Company Management may be unable to quickly and efficiently integrate any newly developed assets into its existing operations, and the cost estimates for the development, construction, and operation of any new or existing Company entertainment facility may prove inaccurate. These economic risks may result in material adverse effects on Company’s business, operating results and financial condition.

Reliance on Management’s Selection of Appropriate Properties and Venue Investments

The Company’s ability to achieve its investment objectives is dependent upon the performance of the Management team in the selection of appropriate real property for acquisition and development into the family-friendly entertainment venue and all of the various attributes that are proposed to be included in the Kiwi’s Mulligan venue(s). Investors in the Class A Preferred Shares offered will have no opportunity to evaluate the terms of any proposed real property transaction(s) for the proposed Kiwi’s Mulligan entertainment venue(s) or other terms concerning Company’s investment into the various attributes in the venue(s) including, but not limited to, the finishes inside the venue(s), the equipment and systems, product and service offerings, and integration of technologies into the venue(s). Investors in the Class A Preferred Shares must rely entirely on the Management’s knowledge, skill and ability and advisors in their processes related to real property selection and investment in the various attributes of the Kiwi’s Mulligan entertainment venue(s).

Company Expects to Invest in Facilities Operating in a Highly-Regulated Environment

The Company expects to invest in facilities containing public-accessible family entertainment as well as food and beverage amenities that when being constructed, and thereafter operating, are subject to a wide range of Federal, State, and local laws and regulations. The Kiwi’s Mulligan entertainment venue(s) in which the Company intends to invest are highly regulated by government entities and rules including, but not limited to, building departments and construction codes; health and fire codes and inspections; food storage and preparation codes and inspections; hazardous material identification and storage; elevator licensing and inspections; and liquor licensing and inspections. The violation of these or future requirements or laws and regulations could result in administrative, civil, or criminal sanctions against the Company, which may adversely impact the Company’s business, results of operations and financial condition.

Competition May Increase Costs or Decrease Revenue, Income and Rates of Return

The Company may experience competition from other developers of real property, sophisticated investors supporting or participating in those competing real-property developers and other commercial venues that may directly or indirectly offer alternate forms of entertainment or food and beverage services. The Company will compete against other potential purchasers of high-quality commercial properties leased to credit-worthy tenants, developers of residential properties and long-term holders of potentially developable land, and because of numerous economic factors, there may be greater competition for real property of the type in which the Company will seek to acquire and develop into its entertainment venues. Some of these competing entities may have greater financial and other resources allowing them to compete more effectively than the Company. This competition may result in Company paying higher prices to acquire and develop real properties than it otherwise would, or Company may be unable to acquire properties that Manager believes meet its investment objectives and are otherwise desirable investments. Market competition for real property acceptable for the Company’s intended purpose could result in a material adverse effect on the Company’s return on investment, operating results and financial condition.

Competition from other operating entities in the family-oriented entertainment industry may increase the costs of labor and products for the Company’s venues and thereby decrease the income and cash flows from operation of the venues owned and operated by the Company. Competition from alternate forms of entertainment or food and beverage providers may decrease the demand for the Company’s entertainment venue thereby decreasing revenues, income and potentially cash flows to the Company which could decrease the economic value of the Company. These potential cost increases or the possible revenue, income, cash flow, return on investment and Company valuation decreases due to the various forms of competition to the Company may result in a material adverse effect on the Company’s business, operating results and financial condition.

Delays in Real Property Development, Construction or Operations May Increase Costs

Delays the Company may encounter in the development of a Kiwi’s Mulligan entertainment venue or generally any type of real property include, but are not limited to, government-related delay such as the permitting, inspection or certificate-of-occupancy processes; construction-related delays such as weather, adverse site conditions and material- or labor-supply disruptions; and finance-related delays such as extended due diligence processes, funding and closing procedures. Delays in initiating, constructing, completing a Company venue or defer the operation, either in whole or in part, of a Company venue may result in a material adverse effect on the Company’s business, operating results and financial condition.

Real Property Investments are Not as Liquid as Other Types of Assets, Which May Reduce Economic Returns to Investors

Real property and “brick and mortar” operating venue investments are not as liquid as other types of investments, and this lack of liquidity may limit the Company’s ability to react promptly to changes in economic, financial, investment or other conditions. These illiquidity risks could arise from weakness in, or even the lack of, an established market for the Company’s asset(s), changes in the financial condition or prospects of prospective purchasers, changes in local, regional national or international economic conditions, and changes in laws, regulations or fiscal policies of jurisdictions in which the property is located. The Company may be unable to realize its investment objectives by sale, other disposition or refinance any existing indebtedness at attractive prices or rates within any given period of time or may otherwise be unable to complete any exit strategy. In addition, significant expenditures associated with real property and operating venues, such as mortgage payments, real estate taxes and maintenance costs, utility expenses are generally not reduced when adverse economic circumstances cause a reduction in revenues, income or cash flow from the real property and operating venue investment. Thus, the Company’s ability at any time to sell or liquidate a Company asset(s) or exit its real property or operating entity investment may be restricted. This lack of liquidity may limit the Company’s ability to vary its operations or investments promptly in response to rapid changes in economic financial, investment or other conditions and, as a result, could cause a material adverse effect on the Company’s business, operating results and financial condition.

Terms of New or Renewal Contracts May Result in a Reduction in Income and Valuation

The terms of any new or renewal contracts at the Company’s entertainment venue(s) with product or service vendors, such as food suppliers or firm providing operations management, may be less favorable to Company than the initial or preceding contract terms. Certain significant expenditures that Company, as a real property owner, may be responsible for, such as loan payments, real estate taxes, utilities and maintenance costs generally are not reduced as a result of a reduction in Company revenues. Similarly certain significant expenditures that Company, as a party to a product or service contract, may be responsible for, such as minimum royalty payments, minimum product order amounts, fixed-cost service contracts or maintenance contract costs generally are not reduced as a result of a reduction in Company revenues. If contract values for products and services increase while the Company’s venue revenue, income and cash flows do not increase proportionally or in sufficient amounts to cover the increased contract value costs, the Company may experience decreases in operating income, cash flow and asset valuations. Changes in product and service contracts may result in a material adverse effect on the Company’s business, operating results and financial condition.

Real Property Acquired by the Company May Have Liabilities or Other Encumbrances

The Company intends to perform appropriate due diligence for each parcel of real property it seeks to acquire, develop and operate as a Kiwi’s Mulligan entertainment venue. The Company also will seek to obtain appropriate representations and indemnities from real property sellers with respect to such properties proposed to become Company entertainment venues. The Company may, nevertheless, acquire real property that are subject to uninsured liabilities or that otherwise have encumbrances potentially affecting their value. In some instances, Company may have only limited or perhaps even no recourse for any such liabilities or other encumbrances or, if Company has received indemnification from a seller, the resources of such seller may not be adequate to fulfill the seller’s indemnity obligation(s). As a result, the Company could be required to resolve or cure any such liability or other encumbrance, and such efforts and expenses could have an adverse effect on Company’s capital resources or cash flow available to meet other expenses, which in turn could result in a material adverse effect on the Company’s business, operating results and financial condition.

The Company May be Subject to Risks from the Use of Borrowed Funds

The Company expects at various times during execution the execution of its business plan to acquire and develop real property and thereafter construct and operate the Kiwi’s Mulligan entertainment venue(s) by borrowing funds and incurring various forms of indebtedness. Company may also incur or increase its indebtedness by obtaining loans secured by its real property in order to use the proceeds for further development of the property, construction of the Kiwi’s Mulligan entertainment venue(s) or other Company business purpose. In general, for any particular Kiwi’s Mulligan entertainment venue, the Company expects that the venue’s revenues and cash flow will be sufficient to pay the cost of mortgage indebtedness, in addition to the operating and related costs of the venue. However, if there is insufficient cash flow from the venue, the Company may be required to use funds from other sources to make the required debt service payments, which generally would reduce the amount available for Company operations and reduce any amount available for distribution to Investors. The incurrence of mortgage or secured indebtedness increases the risk of loss from Company’s investments since one or more defaults on any mortgage loan(s) secured by real property or any other Company asset could result in foreclosure of those mortgage or secured loan(s) by the lenders with a resulting loss of Company’s investment in the real property or asset securing the loans. For tax purposes, a foreclosure of one of Company’s real properties would be treated as a sale of the property for a purchase price equal to the outstanding balance of the indebtedness secured by the mortgage. If that outstanding balance exceeds Company’s tax basis in the property, the Company would be expected to recognize a taxable gain as a result of the foreclosure, but the Company would not receive any cash proceeds as a result of the foreclosure transaction. This foreclosure and potential realized capital gain without resulting cash flows to the Company would result in a material adverse effect on the Company’s business, operating results and financial condition.

Mortgage loans or other financing arrangements with balloon payments in which all or a substantial portion of the original principal amount of the loan is due at maturity, may involve greater risk of loss than those financing arrangements in which the principal amount of the loan is amortized over its term. At the time a balloon payment is due, Company may or may not be able to obtain alternative financing on favorable terms, or at all, to make the balloon payment or to sell sufficient assets in order to make the balloon payment out of the asset sale proceeds. If interest rates are higher when the Company obtains replacement financing for its existing loans, the cash flows from its operations could be materially reduced, as well as the amounts Company may be able to distribute to its Investors. In some instances, the Company may only be able to obtain recourse financing, in which case, in addition to the real property or other assets securing the loan, the lender may also seek to recover against the Company’s other assets for repayment of the debt. Accordingly, if the Company does not repay a recourse loan from the sale or refinancing of real property or other assets securing the loan, the lender may seek to obtain repayment from one or more of Company’s other assets. The forced sale of Company assets to pay a balloon principal payment or a recourse loan would result in a material adverse effect on the Company’s business, operating results and financial condition.

Uninsured Losses Relating to Real Property May Adversely Affect Company

The Company will attempt to ensure that all of the Company’s assets and operations are comprehensively insured (including but not limited to liability, fire, and extended coverage) in amounts sufficient to permit replacement of the asset in the event of a total loss or cover incurred liabilities, subject to applicable deductibles. However, to the extent of any such deductible is incurred and in the event that any of the Company’s assets incurs a casualty loss or operating liability which is not fully covered by insurance, the value of the Company’s assets will be reduced by any such loss or liability. Also, certain types of losses, generally of a catastrophic nature, resulting from, among other things, earthquakes, floods, tornados, hurricanes, riots, mayhem or terrorist acts may not be insurable or even if they are, such losses may not be insurable on terms commercially reasonable to the Company. Further, the Company may not have a sufficient external source of funding to repair, reconstruct or replace a damaged asset or pay the outstanding liability; there can be no assurance that any such source of funding will be available to the Company for such purposes in the future. In the event of a loss or liability not covered by insurance policies the Company could experience a material adverse effect on the Company’s business, operating results and financial condition.

Implementation of or Increases in Tariffs, Trade Restrictions or Taxes on the Company’s Products May Cause Adverse Material Effects on the Company

The Company’s proposed supply chain and products it intends to utilize in the develop and operation of the Kiwi’s Mulligan entertainment centers makes it subject to tariffs, trade restrictions and other taxes when the products and material it purchases cross international borders. If heightened tariffs or trade restrictions were to be imposed in the future, the Company may not be able to mitigate the impacts of the tariffs or trade restrictions, and the Company could experience material adverse effects on the Company’s business, operating results and financial condition.

Environmental Regulation and Issues, Certain of Which the Company May Have No Control Over, May Adversely Impact the Company’s Business

Federal, State, City and local environmental laws, ordinances and regulations impose environmental controls, disclosure rules and zoning restrictions which directly impact the use, or sale of real property. Such laws and regulations tend to discourage sales and leasing activities and mortgage lending with respect to some properties and may therefore adversely affect Company specifically, and the real estate industry in general. A current or previous owner or operator of real property may be liable for the cost of removal or remediation of hazardous or toxic substances on, under or in such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. Failure by the Company to uncover and adequately protect against environmental issues in connection with the acquisition or development of real property may subject Company to liability as the buyer of such real property or asset. Environmental laws and regulations impose liability on current or previous real property owners or operators for the cost of investigating, cleaning up or removing contamination caused by hazardous or toxic substances at the property. Environmental laws also may impose restrictions on the manner in which property may be used or businesses may be operated, and these restrictions may require expenditures.

Liability for environmental issues can be imposed even if the original actions were legal and Company had no knowledge of, or was not responsible for, the presence of the hazardous or toxic substances. Environmental laws provide for sanctions in the event of non-compliance and may be enforced by governmental agencies or, in certain circumstances, by private parties. In connection with the development and ownership of real property, the Company may be potentially liable for compliance-related costs. The cost of defending against claims of liability, complying with environmental regulatory requirements or remediation any contaminated property could materially adversely affect the business, assets or results of operations of the Company. Company may also be held responsible for the entire payment of the liability if Company is subject to joint and several liability and the other responsible parties are unable to pay. Further, Company may be liable under common law to third parties for damages and injuries resulting from environmental contamination emanating from the site. Insurance for such environmental matters may not be available or available on terms acceptable to Company. Environmental issues and matters could result in a material adverse effect on the Company’s business, operating results and financial condition.

Americans with Disabilities Act (ADA) Compliance

Under the Americans with Disabilities Act of 1990 (the “ADA"), all publicly accessible properties are required to meet certain federal requirements related to access and use by disabled persons. Properties developed and constructed by the Company may not be in full compliance with the ADA or future amendments to the ADA. If a property is not in compliance with the ADA, the Company may be required to make modifications to the facility to bring it into compliance with the ADA, or face the possibility of imposition, or an award, of damages to private litigants. In addition, changes in governmental rules and regulations or enforcement policies affecting the use or operation of any Company facility, including changes to building, fire and life-safety codes, food storage or handling regulations, may occur which could result in the Company experiencing increased expenses or capital investment and cause a material adverse effect on the Company’s business, operating results and financial condition.

Adverse Weather Events Could Cause Property Damage, Increase Costs or Delay Projects

Real property owned or invested in by Company may experience adverse weather events, such as but not limited to extended, extreme low temperature freezing, surface water flooding, or a storm event which could cause direct or indirect damage to the Company’s real property asset(s) or materially delay the development or construction of a Company facility. Direct or indirect damage caused during adverse weather events may require unanticipated repairs, maintenance, and cessation of operations, all of which could increase costs or decrease revenue for the Company and reduce profitability or the value of a Company asset. Even if insurance policies cover the specific event that causes the property damage or economic loss(es), the expense of any applicable deductible and the damage repair or loss of property use may not be fully covered by insurance, and the value of Company’s asset(s) will be reduced by any such loss(es). Company may be required to expend funds to remedy damage to the facility, delay or increase the cost of development or construction, or possibly cause the Company to abandon the development or construction of a Company facility. Adverse weather events could result in a material adverse effect on the Company’s business, operating results and financial condition.

Loss of Property Utilities Could Cause Property Damage and Increase Costs

A Company venue may experience either short-term or long-term loss of utilities such as electric, natural gas, potable water, wastewater sewer and storm sewer systems. In the event there is a loss of electric or natural gas utilities during a sustained period of below-freezing temperatures, the loss of heating systems could cause direct or indirect damage to Company’s real estate assets. Similarly, failure of a storm sewer system neither owned nor controlled by the Company during a high-rainfall event may cause flooding either in the vicinity of, on or inside a Company facility thereby causing direct or indirect damage to the Company’s asset due to flooding that may not be covered by an insurance policy. Loss of electricity for an extended period of time can shut down air-conditioning systems allowing humidity levels to increase and environmental conditions conducive to mold growth. Such direct or indirect damage may require unanticipated repairs, maintenance, and potential inability to operate, all of which could increase costs or decrease revenue for Company and negatively impact its profitability. Insurance policies may cover the event causing the property damage, though the expense of any deductible and the damage repair or loss of property use may not be fully covered by insurance, the economic value of the Company’s asset(s) may be reduced by any such loss(es). Loss of utilities, especially for an extended period of time, could result in a material adverse effect on the Company’s business, operating results and financial condition.

Presence of Harmful Mold or Radon Gas Could Require Increased Maintenance Expenses or Potential Costs of Remediation

When excessive moisture accumulates in buildings or on building materials, mold growth may occur, particularly if the moisture problem remains undiscovered or is not addressed over a period of time. Some molds may produce airborne toxins or irritants. Concern about indoor exposure to mold has been increasing as exposure to mold may cause a variety of adverse health effects and symptoms, including allergic or other reactions. As a result, the presence of significant or specific-types of mold at any of Company’s facilities could require the Company to undertake a costly remediation program to contain or remove the mold from the affected areas of the facility. In addition, the presence of significant or certain types of mold could expose Company to liability from its customers, agents or employees if health concerns arise. The presence of excessive mold or certain types of mold at a Company facility could result in a material adverse effect on the Company’s business, operating results and financial condition.

Radon is a naturally occurring radioactive gas caused by the degradation of uranium in soil, found in low-average concentrations in ambient air, can increase in concentration inside an enclosed structure and recognized as a cause of lung cancer. Laws regarding testing and disclosure of radon-related information known to a property owner or landlord to prospective buyers or tenants are different in, and specific to, each state. The USEPA has set an indoor air concentration of four (4.0) pCi/L as a threshold in which remedial action to lower the indoor air concentration should be instituted. While no uniform radon testing, disclosure or remediation requirements currently exist across all states, some states and financial institutions do require or compel radon testing and remediation systems where site conditions require compliance with regulatory or lender requirements. Future radon-related compliance activity, liabilities or potential sanctions could result in a material adverse effect on the Company’s business, operating results and financial condition.

Terrorist Attacks, Acts of Violence or War May Affect the Industry or Region in Which the Company Operates

Terrorist attacks, acts of violence, riots, mayhem or war may harm a Company’s entertainment venue or results of operations and, either directly or indirectly, an Investor’s investment. There can be no assurance that there will not be more terrorist attacks against the United States or U.S. businesses. These attacks or armed conflicts may directly or indirectly impact the value of the property Company owns and operates or that secures Company loans. Losses resulting from these types of intentional and violent events may be uninsurable or not insurable to the full extent of the loss suffered. Moreover, any of these events could cause local or regional consumer confidence and spending to decrease or result in increased volatility in the local, regional or national and worldwide financial markets and economies. These types of events could also result in economic uncertainty in the location or region of the events or the United States as nation or abroad. Adverse economic conditions resulting from terrorist activities could reduce demand for the Company’s entertainment products and services due to the adverse effect on the local, regional or national economy and thereby reduce the economic value of the Company’s facilities and operations. Terrorist attacks, riots, mayhem or other violent events could result in a material adverse effect on the Company’s business, operating results and financial condition.

Company Will be Subject to Risks Related to the Geographic Location of the Company Facility

Company intends to acquire, develop, and operate assets affixed to real property. If the commercial real estate markets or general economic conditions in the geographic area of a Company entertainment venue declines, the Company may experience a greater rate of decrease in the value of the Company property or the demand for the Company’s entertainment products and services by consumers in the geographic area could decline. Similarly, environmental, weather or any other extreme event such as mayhem or riots can affect the region or specific location in which a Company owns or operates a real property. Any of these regional events or trends could materially adversely affect the Company’s business, financial condition or results of operations.

Unforeseen Changes and Risks

While the Company has enumerated certain material risk factors herein, it is impossible to know and recognize all potential risks to the Company’s business which may arise in the future. In particular, Investors may be negatively affected by changes in any of the following: (i) laws, rules, and regulations governing the Company’s business; (ii) regional, national, and/or global economic factors and trends; (iii) the capacity, circumstances, and relationships of customers, partners or suppliers to the Company; (iv) general changes in financial or capital markets, including (without limitations) changes in interest rates, investment demand, valuations, or prevailing equity or bond market conditions; or (v) the presence, availability, or discontinuation of any economic or tax-related incentive.

Potential Conflicts of Interest

Potential conflicts of interest exist among Company, Management and potential Investors in the Class A Preferred Shares. Company Management are the owners of the Company’s Class A Common Stock which possess voting rights and therewith the ability to govern the Company whereas the Class A Preferred Shares do not possess voting rights or the ability to govern the Company in instances when a shareholder vote is required. See also “Conflicts of Interest” below.

COVID-19 and Future Pandemics

In December 2019, the 2019 novel coronavirus (“Covid19”) surfaced in Wuhan, China. The World Health Organization (“WHO”) declared a global emergency on January 30, 2020, with respect to the outbreak and several countries, including the United States, initiated travel and social gathering restrictions. On May 5, 2023, the WHO declared Covid19 is now an established and ongoing health issue which no longer constitutes a public health emergency. The final impacts of the outbreak, and economic consequences, are unknown and still evolving. The Covid19 health crisis adversely affected the U.S. and global economy, resulting in an economic downturn. A similar new pandemic occurrence could impact the demand for, or prevent the provision of, the Company’s entertainment products and services. The future impact of the outbreak remains highly uncertain, cannot be predicted and there is no assurance that any future outbreak will not have a material adverse impact on the future operations and results of the Company. The extent of the impact, if any, will depend on future developments, including actions taken to contain the coronavirus or other rapidly transmitted viruses. Any future novel virus or pandemic could result in a material adverse effect on the Company’s business, operating results and financial condition.

Changes in Governmental Rules and Regulations Could Affect Company’s Operations

Changes in governmental rules and regulations or enforcement policies affecting the use or operation of the Company’s entertainment venue(s), including but not limited to changes in building, fire and life-safety codes, food preparation, storage or service regulations may occur which could have adverse consequences on Company operations, which in turn could result in a material adverse effect on the Company’s business, operating results and financial condition.

Cyber Security Threats, Attacks and Other Disruptions Could Negatively Impact Company

The Company may face advanced and persistent attacks on the Company’s communications, information or payment processing infrastructure where the Company manages and stores various proprietary information and sensitive/confidential data relating to Company operations. These attacks may include sophisticated malware (viruses, worms, and other malicious software programs) and phishing emails that attack Company operations, products, services or otherwise exploit any security vulnerabilities associated with them. These intrusions sometimes may be zero-day malware that are difficult to identify because they are not included in the signature set of commercially available antivirus scanning programs. Experienced computer programmers and hackers may be able to penetrate Company network security and misappropriate or compromise confidential information or that of Company customers or other third-parties, create system disruptions, or cause shutdowns. Additionally, sophisticated software and applications that the Company produces or procures from third-parties may contain defects in design or manufacture, including “bugs” and other problems that could unexpectedly interfere with the operation of the Company’s information or payment infrastructure. A disruption, infiltration or failure of Company information or payment infrastructure systems or any of Company data centers as a result of software or hardware malfunctions, computer viruses, cyber-attacks, employee theft or misuse, power disruptions, natural disasters or accidents could cause breaches of data security, loss of critical data and performance delays, which in turn could materially adversely affect the Company’s business, results of operations and financial condition.

Tax Risks to Investors Due to Company Structure and Designations

There are a number of substantial federal income tax risks relating to the intended business of Company and which affect the advisability or suitability in investing in Class A Preferred Shares of this Offering. No rulings have been sought from the Internal Revenue Service (IRS) with respect to any tax-related matters and each potential Investor should consult his, her or the entity’s own tax advisor as to the relevant tax considerations and as to how those considerations may affect any investment and to determine whether an investment in Company is a suitable investment for that person or entity. Set forth below are some of the tax risks relating to an investment in Company and this list is intended to be informative through not all-inclusive regarding tax-related matters. POTENTIAL INVESTORS ARE NOT TO CONSTRUE ANY OF THE CONTENTS OF THIS OFFERING CIRUCLAR AS TAX ADVICE AND ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS CONCERNING THE TAX ASPECTS RELATING TO AN INVESTMENT IN COMPANY.

Significant and fundamental changes in the federal income tax laws have been made in recent years and additional changes are likely in the future. Any such change may affect the Company and its shareholders. Moreover, judicial decisions, regulations, or administrative pronouncements could unfavorably affect the tax consequences of an investment in the Company.

RISKS RELATED TO EMPLOYEE BENEFIT PLANS AND INDIVIDUAL RETIREMENT ACCOUNTS

In Some Cases, if the Investors Fails to Meet the Fiduciary and Other Standards Under the Employee Retirement Income Security Act of 1974, as Amended (“ERISA”), the Code or Common Law as a Result of an Investment in the Company’s Units, the Investor Could be Subject to Liability for Losses as Well as Civil Penalties

There are special considerations that apply to investing in the Company’s Class A Preferred Shares on behalf of pension, profit sharing or 401(k) plans, health or welfare plans, individual retirement accounts or Keogh plans. If the investor is investing the assets of any of the entities identified in the prior sentence in the Company’s Preferred Shares, the Investor should satisfy themselves that:

1.	The investment is consistent with the Investor’s fiduciary obligations under applicable law, including common law, ERISA and the Code.
2.	The investment is made in accordance with the documents and instruments governing the trust, plan or IRA, including a plan’s investment policy.
3.	The investment satisfies the prudence and diversification requirements of Sections 404(a)(1)(B) and 404(a)(1)(C) of ERISA, if applicable, and other applicable provisions of ERISA and the Code.
4.	The investment will not impair the liquidity of the trust, plan or IRA.
5.	The investment will not produce “unrelated business taxable income” for the plan or IRA.
6.	The Investor will be able to value the assets of the plan annually in accordance with ERISA requirements and applicable provisions of the applicable trust, plan or IRA document; and The investment will not constitute a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Failure to satisfy the fiduciary standards of conduct and other applicable requirements of ERISA, the Code, or other applicable statutory or common law may result in the imposition of civil penalties and can subject the fiduciary to liability for any resulting losses as well as equitable remedies. In addition, if an investment in the Company’s Class A Preferred Shares constitutes a prohibited transaction under the Code, the “disqualified person” that engaged in the transaction may be subject to the imposition of excise taxes with respect to the amount invested.

DILUTION

Dilution means a reduction in value, control or earnings of the capital shares the investor owns.

Immediate dilution

An early-stage company typically sells its capital shares (or grants options over its capital shares) to its founders and early employees at a very low cash cost because they are, in effect, putting their “sweat equity” into the company. When the company seeks cash investments from outside investors, like you, the new investors typically pay a much larger sum for their capital shares than the founders or earlier investors, which means that the cash value of the new investor’s stake is diluted because all the capital shares are worth the same amount, and you paid more than earlier investors for your capital shares in the company. If you invest in the Class A Preferred Shares, your interest will be diluted immediately to the extent of the difference between the offering price per share of Class A Preferred Stock and the pro forma net tangible book value per share of Class A Preferred Stock after this offering.

If you purchase Class A Preferred Shares in this offering, your ownership interest in the Company’s Class A Preferred Shares will be diluted immediately, to the extent of the difference between the price to the public charged for each Class A Preferred Share in this offering and the net tangible book value per share of the Class A Preferred Shares after this offering.

As of December 31, 2024, the net tangible book value of the Company was a shareholders deficit of twelve thousand six hundred fifty-two U.S. dollars ($12,652). Based on the total number of issued and outstanding shares of Common Stock as of the date of the offering, nine million six hundred thousand (9,600,000) Class A Common Stock shares, the net tangible book value of the Company equates to a shareholder’s deficit of approximately $0.0013 per share of Common Stock on a pro forma basis. Net tangible book value per share consists of stockholders’ aggregate deficit divided by the total number of shares of Company capital stock outstanding. Without giving effect to any changes in such net tangible book value after December 31, 2024, other than to give effect to the sale of nine million six hundred thousand (9,600,000) shares of Class A Preferred Shares being offered by the Company in this Offering for a total gross subscription amount of forty-eight million U.S. dollars ($48,000,000), the pro forma net tangible book value, assuming the full subscription amount, would be approximately $47,987,348. Assuming full subscription of the Class A Preferred Shares offering of nine million six hundred thousand (9,600,000) shares and the issued and outstanding nine million six hundred thousand (9,600,000) Class A Common Stock shares, a total of nineteen million two hundred thousand shares (19,200,000) equates to an approximate tangible net book value of $2.4993 of per capital share.

Thus, if the Offering is fully subscribed, the net tangible book value per share of Common Stock owned by the Company’s current stockholders will have immediately increased by approximately $2.5007 without any additional investment on their behalf and the net tangible book value per Preferred Share for new investors will be immediately diluted by $2.5007 per share. These calculations do not include the costs of the Offering, and such expenses will cause further dilution.

The following table illustrates the per share dilution to new investors discussed above, assuming the sale of, respectively, 100%, 75%, 50% and 25% of the Class A Preferred Shares offered for sale in this Offering (without deducting estimated offering expenses):

Percentage of Class A Preferred Shares offered that are sold	100%	75%	50%	25%
Price to the public charged for each share in this offering	$5.00	$5.00	$5.00	$5.00
Historical net tangible book value per share as of December 31, 2024 (1)	(0.0013)	(0.0013)	(0.0013)	(0.0013)
Increase in net tangible book value per share attributable to new investors in this offering	2.5007	2.1434	1.6671	1.0003
Net tangible book value per share, after this offering	2.4993	2.1421	1.6658	0.9990
Dilution per share to new investors	2.5007	2.8579	3.3342	4.0010

(1) Based on net tangible book value of the Company, as of December 31, 2025, of $(12,652) and 9,600,000 outstanding shares of Class A Common Stock as of the date of this Offering.

The Company may engage in other financings including future equity raises. In the event the Company sells equity securities subsequent to an Investor’s purchase of the Class A Preferred Shares through this Offering or future offerings, the Investor’s proportionate ownership of the Company will be further diluted.

Future dilution

Another important way of looking at dilution is the dilution that occurs due to potential future actions by a company. An investor’s stake in a company could be diluted due to the company issuing additional capital stock shares. In other words, when the company issues more shares, the percentage of the company that the investor owns will decrease, even though the value of the company may increase. An investor will own a smaller piece of a larger company. This increase in the number of shares outstanding could result from a capital stock offering (such as an initial public offering, a crowdfunding round, a venture capital round, or private-placement angel investment), employees or another third-party exercising stock options, or by the conversion of certain instruments (e.g. convertible bonds, preferred shares or warrants) into capital stock.

If a company decides to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned by the company per share (though this typically occurs only if the company offers dividends, and most early-stage companies are unlikely to offer dividends, preferring to invest any earnings back into the company).

The type of dilution that affects early-stage investors most often occurs when the company sells more capital shares in a “down round,” meaning the capital shares are sold at a lower company valuation than in earlier offerings. An example of how this “down round” dilution might occur is as follows (the numbers provided herein are for illustrative purposes only):

•	In January 2022, Jennifer invested twenty thousand U.S. dollars ($20,000) for capital shares that represent two percent (2%) of a company valued at one million U.S. dollars ($1,000,000).
•	In December 2022, the company was performing well and sold five million U.S. dollars ($5,000,000) in capital shares to a venture capital firm on a company valuation (before this new investment) of ten million U.S. dollars ($10,000,000). Jennifer then owns only one and three-tenths percent (1.3%) of the company but Jennifer’s stake in the company’s capital shares is now worth approximately one hundred thirty thousand U.S. dollars ($130,000) at the then current valuation.
•	In June 2023, the company began experiencing financial distress and in order to remain in operation issued additional capital shares and raised one million U.S. dollars ($1,000,000) at a company valuation of only two million U.S. dollars ($2,000,000) (the “down round”). Jennifer now owns only approximately eight-tenths of one percent (0.8%) of the company and Jennifer’s capital stock shares are worth only approximately sixteen thousand U.S. dollars ($16,000) at the then current valuation.

This type of dilution might also happen upon conversion of convertible notes into capital shares. Typically, the terms of convertible notes issued by early-stage companies provide that in the event of another round of financing, the holders of the convertible notes get to convert their notes into equity at a “discount” to the price paid by the new investors (i.e., the converting notes get more capital shares than the new investors would for the same amount). Additionally, convertible notes may have a “price cap” on the conversion price, which effectively acts as a capital share price ceiling. Either way, the holders of the convertible notes get more capital shares for their money than new investors. In the event that the financing is a “down round” the holders of the convertible notes will dilute existing equity holders, and even more than the new investors, because the holders of the convertible notes get more capital shares for their funds. Investors should pay careful attention to the number of convertible notes that the company has issued (and may issue in the future, and the terms of those notes.)

If you are making an investment in a company expecting to own a certain percentage of the company or expecting each capital share to hold a certain amount of value, it is important to understand and realize how the economic value of those capital shares can decrease by actions taken by the company. Dilution can make material changes to the economic value of each capital share, the ownership percentage of the capital shares, the voting control afforded by the capital shares, and the earnings per capital share.

PLAN OF DISTRIBUTION

The Offering will be made through general solicitation, direct solicitation, and marketing efforts whereby Investors will be directed to invest.kiwismulligan.com (the “Platform”) to invest. The Company has engaged Texture Capital, Inc. (“Texture”), an independent FINRA broker-dealer to assist with the Class A Preferred Shares sales in exchange for a one (1%) commission fee on the aggregate Class A Preferred Shares sales not to exceed four hundred eighty thousand dollars ($480,000). Texture will be entitled to an additional five percent (5%) Direct Sales commission fee for capital directly raised by Texture up to thirty million dollars ($30,000,000) of Class A Preferred Shares, Direct Sales commission fee to Texture not to exceed one million five hundred thousand U.S. dollars ($1,500,000). Texture will also be providing the Company with Investor Relations Services for additional compensation in the form of a monthly fee commencing the month after FINRA issues a “No Objection Letter” in the amount of two thousand dollars ($2,000.00) the first month, three thousand dollars ($3,000.00) the second month, and four thousand dollars ($4,000.00) each month thereafter plus one percent (1%) of the gross proceeds from the sale of securities resulting from Investor Relations Services not to exceed five hundred twenty-five thousand dollars ($525,000). The total compensation amount payable to Texture via aggregate sales commissions, Direct Sales commissions and Investor Relations Services fees is not to exceed two million five hundred five thousand dollars ($2,505,000).

The Company has also engaged Andes Capital Group, LLC (“Andes Capital”), an independent FINRA broker-dealer, to assist the Company as a placement agent for Class A Preferred Shares sales in exchange for a five percent (5%) Direct Sales commission fee for capital directly raised by Andes Capital. Andes Capital will direct prospective Investors to the Platform and receive its Class A Preferred Shares sales commission fee from Texture through implementation of a Commission Sharing Agreement by and between Texture and Andes Capital for its sales assistance to the Company during this Offering.

The Offering is conducted on a “best-efforts” basis. No Commissions or any other remuneration for the Preferred Shares sales will be provided to the Company, the Directors, any Officer, or any employee of the Company, relying on the safe harbor from broker-dealer registration set forth in Rule 3a4-1 under the Securities Exchange Act of 1934 (the “Exchange Act”), as amended.

The Company will not limit or restrict the sale of the Class A Preferred Shares during this twelve (12) month Offering period other than the investor suitability standard qualifications and restrictions specified above. No market exists for the Class A Preferred Shares or any other class of Company capital stock and no market is anticipated or intended to exist in the near future, therefore there is no plan to stabilize the market for any of the Company securities to be offered.

The Company, Directors, Officers, and employees are primarily engaged in the Company’s business of corporate development and management, and none of them are, or have ever been, brokers nor dealers of securities in the United States. The Company, Directors, Officers, and employees will not be compensated in connection with the sale of securities through this Offering. The Company believes that the Directors, Officers, and employees, if any, are associated persons of the Company not deemed to be brokers under Exchange Act Rule 3a4-1 because: (1) no Director, Officer, or employee is subject to a statutory disqualification, as that term is defined in section 3(a)(39) of the Exchange Act at the time of their participation; (2) no Director, Officer, or employee will be compensated in connection with his participation by the payment of commissions or by other remuneration based either directly or indirectly on transactions in connection with the sale of securities through this Offering; (3) no Director, Officer, or employee is an associated person of a broker or dealer; (4) the Directors, Officers, and employees, if any, primarily perform substantial duties for the Company other than the sale or promotion of securities; (5) no Director, Officer, or employee has acted as a broker or dealer within the preceding twelve months of the date of this Offering Circular; (6) no Director, Officer, or employee will participate in selling this Offering after more than twelve (12) months from the Effective Date of the Offering.

Texture has agreed to act as placement agent to assist in connection with this Offering. Texture is not purchasing or selling any securities offered by this Offering Circular, nor is it required to arrange the purchase or sale of any specific number or dollar amount of securities. However, Texture has agreed to use their best efforts to arrange for the sale of the Class A Preferred Shares offered through this Offering Circular.

Andes Capital has also agreed to act as placement agent to assist the Company in connection with this Offering. Andes Capital is not purchasing or selling any securities offered by this Offering Circular, nor is it required to arrange the purchase or sale of any specific number or dollar amount of securities. However, Andes Capital has also agreed to use their best efforts to arrange for the sale of the Class A Preferred Shares offered through this Offering Circular.

The Company will also publicly market the Offering using general solicitation through methods that include e-mails to potential Investors, the internet, social media, and any other means of widespread communication.

This Offering Circular will be furnished to prospective investors via download twenty-four (24) hours per day, seven (7) days per week on the Company’s Platform at invest.kiwismulligan.com and via of the EDGAR filing system.

The following table shows the total discounts and commissions payable to Texture in connection with this Offering by the Company:

	Price Per Unit	Total Offering
Public Offering Price	$5.00	$48,000,000.00
Placement Agent Commissions	$0.05	$480,000.00
Proceeds, Before Expenses	$4.95	$47,520,000.00

Other Broker-Dealer Terms

Texture has also agreed to perform the following services in exchange for the compensation discussed above:

  Act as the Broker of Record for SEC Form 1-A, FINRA Rule 5110 filing,
  Consult regarding fundraising strategy, development of messaging, and advise on pitch deck content,
  Identify prospective Investors and arrange introductions,
  Assist with use of the Client Platform website where potential and current Investors begin the process of on-boarding/investing by entering their interest, required personal information and review and sign all Offering related documentation,
  Coordination with the registered transfer agent, escrow agent, and legal partners of the Company,
  Performing Anti-Money Laundering (AML)/Know Your Customer (KYC) checks on all Investors,
  Coordinate with 3rd party providers to assist with filing of Blue Sky state notice filings,
  Actively follow up with leads generated by the Company’s marketing efforts with a view to either finalizing the investment or scheduling a meeting with Company’s management team (“Investor Relations”), and
  Providing other financial advisory services normal and customary for Regulation A offerings as may be mutually agreed upon by Texture and the Company.

In addition to the compensation derived from the Preferred Share sales described above, there will be a one-time consulting fee (“Consulting Fee”) of ten thousand dollars ($10,000.00), due and payable to Texture upon execution of the Broker-Dealer Agreement. The Consulting Fee will cover expenses anticipated to be incurred by Texture such as due diligence expenses, working with the Company’s counsel in providing information to the extent necessary, and any other services necessary and required prior to the approval of the Offering. To the extent any such expenses are not actually incurred, the balance of this one-time fee will be reimbursed to the Company, pursuant to FINRA Rule 5110(g)(4)(A).

The Company will also be responsible for all FINRA filing fees associated with the offering (“Filing Fees”). The Filing Fees are estimated to be seven thousand seven hundred dollars ($7,700.00), comprising the one-time FINRA standard document fee of five hundred dollars ($500.00), plus 0.015% of the proposed maximum aggregate offering of forty-eight million dollars ($48,000,000) equaling an additional seven thousand two hundred dollars ($7,200.00).

SELLING SECURITYHOLDERS

There are no selling securityholders in this Offering.

USE OF PROCEEDS

The Company intends for approximately one hundred percent (100%) of the net Proceeds from the Offering to be used for acquiring appropriate parcels of real property, the development of the acquired parcels, construction of the golf-centric entertainment facilities and operating capital.

The net proceeds to the Company from the sale of up to nine million six hundred thousand (9,600,000.0) Class A Preferred Shares offered at an offering price of five U.S. dollars ($5.00) per Class A Preferred Share will vary depending upon the total number of Class A Preferred Shares sold. The table below shows the intended net proceeds from this offering, indicating scenarios where the Company sells various amounts of the Class A Preferred Shares. There is no guarantee that the Company will be successful at selling any of the securities being offered in this Offering. Accordingly, the actual amount of proceeds the Company raises in this offering, if any, may differ.

The offering scenarios presented below are for illustrative purposes only and the actual amounts of proceeds, if any, may differ.

Company intends to use the Proceeds from the Offering it receives as follows:

Class A Preferred Shares Sold	200,000	2,500,000	5,000,000	9,600,000
Gross Proceeds	$ 1,000,000	$12,500,000	$25,000,000	$48,000,000
Offering Expenses (1)(2)	$ 360,000	$ 1,250,000	$ 2,500,000	$ 4,800,000
Net Proceeds	$ 640,000	$11,250,000	$22,500,000	$43,200,000
Development Period Overhead (3)	$ 280,000	$ 1,000,000	$ 1,000,000	$ 1,000,000
Dividend Reserve Account (4)	$ 0	$ 1,125,000	$ 2,250,000	$ 4,560,000
Land & Building Improvements (5)	$ 120,000	$ 8,375,000	$18,500,000	$36,890,000
Working Capital	$ 240,000	$ 750,000	$ 750,000	$ 750,000
Total Use of Proceeds	$ 1,000,000	$12,500,000	$25,000,000	$48,000,000
(1)	Offering Expenses assume the costs related with completing this Form 1-A as well as those expenses related to legal, accounting, consulting, printing, advertising, broker-dealer commissions and fees, transfer agent fees, Investor Relations Services, marketing, and other expenses related to this Offering. The Company will reimburse the Directors without interest or fee in an amount of seventy thousand dollars ($70,000) as an Organizational Fee. The Directors will only request reimbursement once the Company has raised more than one million dollars ($1,000,000) and will limit such Organizational Fee to seventy thousand dollars ($70,000.
(2)	The Company intends on paying selling commissions or fees in the amount equal to one percent (1%) to Texture for all capital raised through the Offering and a monthly Investor Relations Service fee in the amount of two thousand dollars ($2,000.00) the first month, three thousand dollars ($3,000.00) the second month, and four thousand dollars ($4,000.00) each month thereafter, as well as potentially a five percent (5%) commission for capital raised through the direct sales efforts of Texture and one percent (1%) commission for capital raised through Investor Relations Services by Texture for a total potential compensation amount to Texture not to exceed two million five hundred five thousand dollars ($2,505,000). The Company may potentially pay Andes Capital, acting as a placement agent for the Preferred Shares a five percent (5%) commission for capital raised through the direct sales efforts of Andes Capital via Texture through a Commission Sharing Agreement.
(3)	Development Period Overhead Expenses may be used to pay expenses related to salaries, bonuses and other compensation to officers and employees.
(4)	The Company will pay an annual dividend to Class A Preferred Shareholders of nine and one-half percent (9.5%), while dividends are intended to be paid from profitable business operations of the Company, the Company further intends to initially establish a reserve account equal to approximately nine and one-half percent (9.5%) of the Gross Offering Proceeds.
(5)	Total cost of approximately thirty-six million eight hundred ninety thousand dollars ($36,890,000) with estimated cost of land up to ten million dollars ($10,000,000); zoning expenses up to one hundred fifty thousand dollars ($150,000); architects, designers and engineers up to five hundred thousand dollars ($500,000); facility construction expenses up to twenty-five million eight hundred forty thousand dollars ($25,840,000) of which training of employees up to four hundred thousand dollars ($400,000).

As of the date of this Offering, the Directors have incurred approximately seventy thousand dollars ($70,000.00) of corporate organization and Offering-related expenses on behalf of the Company and this outstanding balance will be paid to the Directors regardless of the number of Class A Preferred Shares sold as an Organizational Fee.

The company may also finance the construction with mortgage financing. For additional information see “Management Discussion and Analysis – Plan of Operations.”

The Company hereby reserves the right to change the anticipated or intended Use of Proceeds of this Offering as described in this Section and as described elsewhere within this Offering Circular.

DESCRIPTION OF THE BUSINESS

Summary

Kiwi’s Mulligan is setting a new standard in the off-course golf entertainment market, leading the way with a uniquely comprehensive array of attractions—all under one roof—that no competitor can match. By blending gamified and traditional golfing experiences, our venues cater to everyone, from avid golfers to curious newcomers, creating an inclusive and dynamic environment.

With a bold commitment to affordability, quality, and groundbreaking innovation, Kiwi’s Mulligan offers more than just golf. Guests will revel in an unmatched entertainment experience, featuring state-of-the-art Full Swing golf simulators, vibrant karaoke rooms, exclusive cigar lounges, and versatile meeting spaces perfect for memorable parties or professional gatherings. Exceptional cuisine and unparalleled customer service are at the heart of every visit, ensuring Kiwi’s Mulligan becomes the ultimate destination for fun, connection, and community.

By offering a one-of-a-kind, all-encompassing experience, Kiwi’s Mulligan will set itself apart, driving repeat visits and redefining how people enjoy golf and entertainment.

Company’s Target Market and Trends

The Company is strategically positioned to operate in the expansive recreational sporting and entertainment facilities market, tapping into overlapping segments of three significant industries: the golf market, the recreational sports entertainment sector, and the food and beverage branch of the hospitality industry. By targeting revenue from discretionary consumer spending across these dynamic markets, the Company aims to deliver a unique, multifaceted experience that appeals to diverse audiences.

While golf will be the cornerstone of the entertainment offering and the primary attraction at Company venues, food and beverage services are expected to play a pivotal role in revenue generation. This dual focus allows the Company to compete not only in the recreational sports market but also with local establishments in the thriving food and beverage sector, ensuring a well-rounded approach to capturing consumer demand.

The positive growth trends of golf as an activity of interest to the U.S. population is apparent. More than one-third of the U.S. population, or approximately 123 million people, over the age of five (5) played golf (on-course or off-course), followed golf on television or online, read about the game, or listened to a golf-related podcast in 2023. It is estimated that in 2023, forty-five million Americans over the age of six (6) years old played golf either on a golf course (26.6 million) or exclusively at an off-course location such as driving ranges, indoor golf simulators, or golf entertainment venues (18.4 million). Reportedly 3.4 million people played golf on a golf course for the first time in 2023 and entertainment golf venues are “a valuable on-ramp for” introducing player to the sport. Golf’s largest customer segment is young adults aged 18 to 34 years old, with approximately 6.3 million on-course players, 5.8 million “off-course only participants” and another 7 million young adults showing a high-level of interest in learning to play. As for the younger than adult population, it is estimated 3.5 million “juniors” played on a course in 2023 and has seen the largest increase of any age group with an increase in participation of approximately forty percent (40%) between 2019 and 2023. The golf participant trends for young adults, juniors and off-course participants illustrate ample economic opportunity for a quality family-oriented, golf-centric entertainment center similar to those proposed by the Company.

Statistics Source: National Golf Foundation at https://www.ngf.org/golf-industry-research

A similar positive growth trend for the utilization of golf simulators is similar to the overall golf industry. The market size for golf simulators was valued at USD $1,598.3 million in 2023 and is projected to reach USD $3,476.5 million by 2032 by expanding at a compounded annual growth rate (CAGR) of nine and one-tenth percent (9.1%) during the forecast period of 2024 to 2032. The inclusion of state-of-the-art golf simulators at Company venues should capture and participate in this anticipated golf simulator user growth trend.

Statistics Source: Straits Research at https://straitsresearch.com/report/golf-simulators-market

Company’s Target Customers

The Company aims to attract a diverse range of clientele across five (5) key categories:

•	Families seeking a variety of engaging experiences for all ages, including sport-focused activities, karaoke, and high-quality dining options.
•	Experience Seekers of all demographics who crave unique and exciting entertainment offerings.
•	Golf Enthusiasts, whether seasoned players, recreational participants, aspiring athletes, or complete beginners, looking for dynamic golf experiences.
•	Businesses in search of exceptional venues for team-building activities, corporate gatherings, incentive programs, and professional events, complete with food and entertainment.
•	Event Planners, both personal and commercial, seeking distinctive and memorable locations for celebrations, parties, fundraisers, and other special occasions.

Company’s Proposed Entertainment Venues

The Company is dedicated to providing customers with a next-level entertainment experience that combines fun, entertainment, fun food, beverages, swing golf, cigar rooms, meeting space, and thoughtfully designed suites. A Kiwi’s Mulligan venue intends to possess the following characteristics:

•	Two (2) story crescent-shaped structure holding approximately thirty-four (34) individual golf ball striking suites open to an approximately 250+ yard golf range on each floor and four (4) bays on the “roof top.”
•	Each of the seventy-two (72) climate-controlled suites will include comfortable seating, computer tracking for golf gaming and ball flight data, tee boxes, and large-screen monitors for sports viewing.
•	The “roof top” is anticipated to possess six (6) karaoke rooms, two (2) cigar rooms, two (2) rooms containing full-swing golfing simulators, and a one hundred (100) to one hundred fifty (150) person capacity conference center.
•	The main floor will contain a full-service bars, table-seated restaurant, kitchen and separate gathering spaces.

The Company intends the specific amenities in each Kiwi’s Mulligan facility to include:

•	Multiple bars: Both indoor and outdoor options.
•	Restaurants: Offering fun and affordable food that both vegetarians and non-vegetarians can enjoy.
•	Family-friendly amenities: Including restrooms, changing areas, childcare, and play areas for kids.
•	Meeting and conference rooms: Suitable for professional and social gatherings.
•	6 Karaoke rooms: Ideal for singing and socializing with friends and family.
•	2 Swing Golf Simulators: Full Swing is the industry leader in sports technology, delivering experiences that were once thought unimaginable, in a way that is now possible for everyone from Major Champions to young athletes around the world to play in a new way.
•	2 Cigar rooms: Designed as luxurious spaces for relaxation, offering an atmosphere where guests can unwind and enjoy premium cigars in comfort.

Kiwi’s Mulligan Revenue Sources

The Company’s key sources of revenue are expected to be derived from:

  Individual and corporate memberships
  Food and beverage sales
  Coaching and instructional services
  Suite rentals for the six (6) karaoke rooms, two (2) cigar rooms, and the two (2) premium golf simulators
  Retail sales
  Sponsorships and advertising
  Event and meeting spaces

The Company intends to offer daily, monthly or annual membership options with daily rates and the various membership packages being specific to each Company venue. These membership options could also be segregated into exclusive use of the use of the outdoor golf ball striking bays or the exclusive use of the proposed indoor golf simulators utilizing advanced ball-tracking technology and optional golf course libraries.

Golf and Sport Simulators

In addition to the individual bays located along the open range, the Company intends to purchase and utilize golf and sports simulators utilizing advanced tracking and video technologies from Full Swing Golf to offer realistic indoor golf experiences. Full Swing Golf simulation systems are turnkey systems that include the hardware, technology, installation, training and technical support for the simulator system. As a golf simulator, they allow up to eight (8) players at a time to engage in individual stroke play or team contests to a variety of other golf formats including stroke, match, alternate shot, skins or wolf. Full Swing Golf also possesses a library of simulator software that includes more than forty-five (45) of the most well-known courses in the world such as TPC Sawgrass, Muirfield Village Golf Club, PGA National, Pebble Beach, St. Andrews Links and some other global destinations. Full Swing Golf simulators can also be used for providing lessons and depending upon system configurations, detailed swing analysis.

These advanced golf simulators provide opportunities for further family-friendly activities beyond golf-related activities and course simulations. The Full Swing system utilizing Multisport software offers other family-friendly ways to play with the simulator system including sports such as Baseball (Pitching and Home-Run Derby), Football (Quarterback Challenge and Field Goal Kicking), Soccer, Hockey, Basketball, Lacrosse, Rugby, Cricket and games such as Bocce, Carnival Games, Darts, Skee-ball and Zombie Dodgeball. Full Swing systems also allow for unique gaming experiences by allowing a favorite video game console or custom gaming computer to plug into the simulator turning the simulator into an immersive or a video player and turning the simulator system into a wide-screen theater.

Venue Location and Facility Size

When selecting the location and size of each facility, the company evaluates these key factors:

  Metropolitan areas with large and mid-sized populations.
  Millennial populations within the target trade market.
  Accessibility to major highways, interstates, and other significant entertainment, dining, and recreational venues.
  Growth trends in the selected region.
  Nearby population demographics, including housing developments and employment rates.
  The supportiveness and cooperation of local government towards leisure facility development.
  Land costs.
  The presence and potential competition from nearby facilities.

Experienced Design and Build Contractor

The Company intends to contract with ARCO Design/Build to develop and construct Kiwi's Mulligan facilities. ARCO Design/Build possesses in excess of thirty (30) years of design-build construction experience and a proven track record of delivering successful projects including those of similar construction to the proposed Kiwi’s Mulligan venues. ARCO design-build contractors have successfully completed over five thousand five hundred (5,500) design-build construction projects in over four hundred (400) cities across the United States. With a track record of over thirty (30) similar facilities built in the past decade, ARCO Design/Build brings extensive experience and expertise to the Company’s projects. Their proven efficiency and cost-effective practices are expected to ensure that development expenses remain minimal, providing a strong foundation for the success of Kiwi's Mulligan.

Experienced Professional Management Services

The Company intends to enter into a management services agreement with Troon Golf, LLC (“Troon”) to manage the operations of the proposed golf-centric entertainment facilities. Troon identifies as the world’s largest professional club management company providing services to more than nine hundred (900) locations while also managing various other amenity types such as racquet sports, aquatics, fitness, food & beverage, lodging and homeowners associations. Troon possesses over thirty (30) years of operating experience and directly employs industry professionals to utilize as a talent pool for providing quality operations management. As part of the management services, Troon would be expected to provide the on-site personnel including the facility’s General Manager and other staff to fulfill the day-to-day operational responsibilities. By collaborating with Troon, the Company seeks to leverage their expertise in the golf facility management industry to provide superior operations management for the Company and experience for the consumer at Kiwi’s Mulligan.

Experienced Hospitality Management Services

The Company intends to enter into a hospitality management services agreement with RealFood Hospitality Strategy Design (“RealFood”), an affiliate of Troon, to provide quality food and beverage operations including complete management of all aspects of the food and beverage services and personnel training systems. The Company seeks to collaborate with RealFood to define the concept, design the foodservice spaces and create unique atmospheres. Engaging an experienced hospitality firm such as RealFood should assist the Company in delivering memorable food and beverage experiences in addition to the entertainment experience. By further collaborating with RealFood, the Company seeks to leverage their expertise in providing hospitality, food and beverage services to again provide the Company with superior hospitality services management and a positive, memorable experience for the consumer at Kiwi’s Mulligan.

Company Progress to Building Kiwi’s Mulligan Venues

Venue Sourcing Activity

The Company has contracted multiple regional and national real estate brokerages to identify potential sites for Kiwi’s Mulligan facilities. Two (2) properties have been identified as potential locations for the first Southeastern facility and the Company’s continues to evaluate and perform due diligence efforts on these locations. Depending upon Company’s access to capital or financing, the Company aims to acquire land for the first Kiwi’s Mulligan venue in the second quarter of 2025.

Venue Capital Financing Sources

The Company intends to purchase parcel(s) to begin the development and construction of our golf-centric entertainment venues with a combination of capital including the Proceeds of this Regulation A Offering and indebtedness likely in the form of mortgage financing provided by savings and loan banks, private equity funds, lending-REITs or other financial institutions. The amount, type and timing of any indebtedness required to execute the Company’s business plan will be dependent upon the Proceeds raised through this Offering.

Venue Development and Operations

The Company has formalized partnerships through letters of intent with the following entities:

  ARCO Design/Build: Responsible for the development and construction of Kiwi's Mulligan facilities.
  Troon: Tasked with providing management teams to oversee and administer the daily operations of Kiwi's Mulligan.

The development of Kiwi's Mulligan facilities will involve two distinct construction phases:

  Phase I: This phase encompasses design, engineering, permitting, and site development. The Company estimates that Phase I will require approximately 12 months to complete, starting from the acquisition of the land.
  Phase II: This phase includes the construction of the Kiwi's Mulligan structure, procurement of equipment, and build-out of the facility’s amenities. Phase II is also projected to take around 12 months following the completion of site development.

As Phase II progresses and approaches completion, Troon will commence the recruitment process to hire full-time staff for the facility. These employees will work directly under Fine Mulligans, Inc., with management oversight provided by Troon.

Once the construction of Phase II is finalized and certificates of occupancy are issued, the Kiwi's Mulligan facility will officially begin operations. The Company anticipates that the first Kiwi’s Mulligan facility will be fully operational in the first quarter of 2027.

AFFILIATES

An Affiliate of the Company, Director, Officer or employee means any entity, directly or indirectly, through one (1) or more intermediaries that is controlled by, or under common control with the Company, Director, Officer or employee, as applicable. The term “control,” as used in the immediately preceding sentence, means the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights of the entity or the power to direct or cause the direction of the management or policies of the affiliated entity. There are currently no Company, Director, Office or employee affiliates interacting with the Company.

CONFLICTS OF INTEREST

The following condition may result in a conflict between the interests of an Investor and those of the Company and member of Management:

A member of Management that is a Common Stock shareholder with significant voting power might use their influence to prioritize personal gain, such as higher compensation for themselves or their family members, or to benefit a related business.

FIDUCIARY RESPONSIBILITY OF THE MANAGER

Directors and officers of a Delaware corporation may be accountable to the Company as a fiduciary and consequently must exercise good faith and fair dealing in handling the Company's affairs. This is a rapidly developing and changing area of the law and potential Investors who have questions concerning the duties of the Directors and Officers relative to the Company and its shareholders should consult with their legal counsel.

Exculpation/Limits on Liability. The Amended and Restated Certificate of Incorporation provide for limitations on personal liability of Directors. Company Directors may not be personally liable to the Company or its shareholders for errors in judgment or other acts or omissions or breach of fiduciary duty unless the action or inaction constitute (i) a breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) an act or omission not made in good faith or which involved intentional misconduct or a knowing violation of law, (iii) an unlawful payment under Section 174 of the Delaware General Corporation Law (DGCL), or (iv) for any transaction from which the Director derived an improper personal benefit, since this provision has been made in the Company's Amended and Restated Certificate of Incorporation. In the event the DGCL or any other statute of the State of Delaware hereafter is amended to authorize the further elimination or limitation of the liability of Directors of the Company, then the liability of a Director of the Company shall be limited to the fullest extent permitted by the statutes of the State of Delaware, as so amended, and such elimination or limitation of liability shall be in addition to, and not in lieu of, the limitation on the liability of a director specified in the Company's Amended and Restated Certificate of Incorporation. Therefore, Investors may have a more limited right of action available to them than they would absent the limitation specified in the Amended and Restated Certificate of Incorporation.

Indemnification. The Amended and Restated Certificate of Incorporation and Bylaws provide for indemnification, to the fullest extent permitted by Section 145 of the DGCL, of the Directors and Officers, employees and agents by the Company for liabilities it incurs in dealings with third parties on behalf of the Company. The Directors, Officers, employees and agents of the Company shall be entitled to be indemnified and held harmless by the Company, if the indemnification was approved by the Board of Directors, at the expense of the Company, against any loss, expense, claim or liability (including attorneys’ fees) resulting from being a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and including any appeal(s) thereof. Expenses incurred in defending a civil or criminal action, suit or proceeding, by an individual who may be entitled to indemnification, shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the Director, Officer, employee or agent to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Company. The indemnification and advancement of expenses provided by, or granted pursuant to the Company’s Bylaws shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a Director, Officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. To the extent that the indemnification provisions purport to include indemnification for liabilities arising under the Securities Act of 1933, in the opinion of the Securities Exchange Commission, such indemnification is contrary to the public policy and therefore unenforceable with respect to alleged securities law violations.

Further, the Company possesses the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability.

DESCRIPTION OF PROPERTY

The Company does not currently own any business personal property or real property of any material significance. The Company does not currently lease any business personal property or real property. At present, the company does not own any property. However, active efforts are underway by Management to identify potential sites for its first Southeastern U.S. location with an intended goal of acquiring land during Q3 2025.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Plan of Operations

The Company's first twelve (12) months plan of operations will entail directing approximately one hundred percent (100%) of the net proceeds received through this Offering to Manager, starting as soon as the Minimum Investment Amount is reached. Company will employ the funds it receives from the Offering in the manner described in the “Use of Proceeds” section above. Please refer to the “Use of Proceeds” and “Description of the Business” sections for a detailed discussion of how the Company intends to execute the Plan of Operations.

BAD ACTOR DISCLOSURE

Neither the Company nor any member of the Company’s Management is subject to bad actor disqualifications or disclosures under any relevant U.S. securities laws including those specified in 17 CFR 230.506(d).

BANKRUPTCY AND LEGAL PROCEEDINGS

No Bankruptcy, Investigations, or Criminal Proceedings

Neither the Company nor any member of the Company’s Management have been part of any bankruptcy proceedings, proceedings whereby there was a material evaluation of the integrity or ability of the Manager’s members, investigations regarding moral turpitude, or criminal proceedings or convictions (excluding traffic violations).

No Legal Proceedings Material to Company

The Company currently has no pending litigation, and the Company’s Management team is unaware of any ongoing or threatened legal actions related to the Company’s business, intellectual property, conduct, or other operational matters.

DIRECTORS, OFFICERS AND SIGNIFICANT EMPLOYEES

Name	Position/Title	Age	Term of Office	Approximate Hours per week
Paresh Govan	Director, Chief Executive Officer and President	64	January 2025 - present	40
Young Woo	Director and Secretary	64	January 2025 - present	10

Business Experience of Management

Paresh Govan, Director, Chief Executive Officer, President and Treasurer. Paresh Govan is a dynamic leader whose extensive expertise and unwavering dedication to excellence make him the driving force behind Kiwis Mulligan. With a solid foundation in finance, accounting, and auditing, he brings a rare combination of strategic vision and hands-on experience to the table, including a successful track record in hotel construction.

Beginning his career at the prestigious Price Waterhouse Chartered Accountants, Mr. Govan quickly rose to prominence in the field of commercial financing. His ability to navigate complex financial landscapes and implement impactful strategies has consistently delivered exceptional outcomes, showcasing his exceptional problem-solving and project management skills.

But Mr. Govan's strengths extend far beyond the boardroom. As a former rugby and hockey athlete, he honed unparalleled teamwork and leadership abilities that now define his management style. These qualities enable him to inspire and guide diverse, high-performing teams across organizations such as Troon, Realfoods, HFA, and Arco Murry.

Under Mr. Govan's visionary leadership, Kiwi’s Mulligan is positioned for unparalleled success. His proven track record, coupled with his innate ability to foster collaboration and innovation, ensures an extraordinary future for preferred stockholders. Together with his team, he is steadfastly committed to creating a world-class facility designed to captivate and be enjoyed by all.

Young Woo, Director and Secretary. Young Woo is a seasoned real estate broker and visionary entrepreneur specializing in commercial real estate investment and development. With over a decade of experience in the industry, Ms. Woo has led high-value transactions involving shopping centers, hotels, retail buildings, and mixed-use properties throughout Georgia and beyond.

Currently, Ms. Woo is spearheading a group investment initiative focused on hotel and commercial development, aligning strategic capital with high-growth markets. Her ability to identify prime locations, navigate zoning and entitlement processes, and manage large-scale construction projects has been instrumental in delivering strong returns for investors.

Ms. Woo’s direct involvement in development and construction spans every stage of the process—from feasibility studies and land acquisition to design, permitting, and construction oversight. This hands-on experience has allowed him to guide investment partners with confidence and clarity.

As the founder of YIBROKER LLC, Ms. Woo has built a highly successful brokerage business with a track record of $150,000,000 to $200,000,000 in annual transaction volume. Her firm provides a full suite of services including brokerage, due diligence, legal coordination, and project advisory, serving a broad network of domestic and international clients.

With a sharp eye for detail, Ms. Woo meticulously reviews every deal’s financial, legal, and physical components to protect investor interests and ensure operational excellence. Her reputation is built on integrity, strategic vision, and a relentless commitment to execution.

It is reasonably anticipated that other Directors and Officers may be added to the Company as it executes the business plan of developing, constructing and operating the proposed Kiwi’s Mulligan venues.

Nature of Family Relationship

There are no familial relationships between Directors, Officers, employees or any persons within the Company or affiliates.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

The Directors and Officers of the Company will receive salaries or compensation from the Offering Proceeds within their roles as the Management of the Company.

Currently, there are two (2) persons acting as Directors and Officers of the Company and they are compensated by the Company in their capacity as Officers of the Company. Company directors may be reimbursed for their expenses related to their participation on the Board of Directors plus minimal allowances. The following table details the annual compensation of the Officers of the Company and the Company Directors as group.

Name	Position/Title	Cash Compensation	Other Compensation	Total Compensation
Paresh Govan	Chief Executive Officer President and Treasurer	$225,000.00	$0.00	$225,000.00
Young Woo	Secretary	$25,000.00	$0.00	$25,000.00
2 Directors	Director Group	$0.00	$0.00	$0.00

Currently no compensation plans exist entitling Company Management to additional cash or non-cash compensation. All members of Management may in the future receive compensation in the form of Common Stock of the Company based upon the Company’s performance. This compensation strategy would be intended to align executive compensation with the Company’s success.

While no further management positions are currently proposed as part of initial Company corporate activity, it is reasonably anticipated that other Directors and Officers may be added to the Company as it executes the business plan of developing, constructing and operating the proposed Kiwi’s Mulligan venues and those Directors and Officers may receive cash compensation, other compensation or both.

Expense Reimbursement to Management

Management shall be reimbursed by the Company for all operating expenses, fees, or costs incurred on behalf of the Company, including, without limitation, organizational expenses, legal fees, filing fees, accounting fees, costs of reporting to any governmental agencies, insurance premiums, travel, identification of real property, due diligence efforts, underwriting of assets for the Company, costs associated with evaluating any potential real property-related investments, sales commissions and expenses such as real estate commissions, mortgage brokerage fees, costs associated with communication with shareholders, closing costs related to real property, consulting fees related to the Company, and any other Company-related costs and expenses. The Company may subcontract due diligence functions to third parties (e.g. appraisers, inspectors, subcontractors, real estate brokers, etc.) for the benefit of the Company and the costs of which will be Company expenses.

Compensation to Affiliates

The Company may engage and utilize affiliates of the Company or Company’s Management to perform various service on behalf of Company such as performing real property due diligence efforts, real property administration, oversight and management of real property development and construction of improvements, and real property management and maintenance. In the event any affiliate is utilized by the Company will be compensated by the Company for any activity performed for the benefit of the Company based upon then current market rates for any services rendered to the Company by the affiliate. The affiliate will also be reimbursed by Company for the reasonable expenses incurred by the affiliate while performing services for the benefit of the Company.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table contains certain information as of the Effective Date as to the number of voting shares beneficially owned by (i) each person known by the Company to own beneficially more than ten percent (10%) of the Company’s voting securities, (ii) each person who is either a Director or Officer of the Company who own beneficially more than ten percent (10%) of the Company’s voting securities, (iii) all persons as a group who are Directors and Officers of the Company, and as to the percentage of the outstanding shares held by that group on such dates and as adjusted to give effect to this Offering.

As of the date of this Offering there are no option agreements or other instruments in place providing for the purchase of either Preferred Stock or any class of the Company’s Common Stock.

Title of Share Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Amount and Nature of Beneficial Ownership Acquirable	Percent of Class
Class A Common	Paresh Govan 33 S Main Street – Suite 300 Alpharetta, Georgia 30009	6,720,000 Shares	-	70%
Class A Common	Young Woo 2550 Pleasant Hill Rd.–Ste 117 Duluth, Georgia 30096	2,880,000 Shares	-	30%

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

The Company has not completed nor proposed any related-party transactions within the previous two (2) fiscal years or the current fiscal year.

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FEDERAL TAX TREATMENT

The Company intends to continue to be taxed as a corporation in accordance with the Internal Revenue Service Code, the Treasury Regulations (the “Treasury Regulations”) promulgated thereunder (including temporary and proposed Treasury Regulations). The tax consequences of an investment in the Company are complex and will vary depending upon each investor’s individual circumstances, and this discussion does not purport to address federal income tax consequences applicable to all categories of investors, some of whom may be subject to special or other treatment under the tax laws (including, without limitation, insurance companies, qualified pension plans, tax-exempt organizations, financial institutions or broker-dealers, traders in securities that elect to mark to market, Members owning capital stock as part of a “straddle,” “hedge” or “conversion transaction,” domestic corporations, “S” corporations, REITs or regulated investment companies, trusts and estates, persons who are not citizens or residents of the United States, persons who hold their interests in the Company through a company or other entity that is a pass-through entity for U.S. federal income tax purposes or persons for whom an interest in the Company is not a capital asset or who provide directly or indirectly services to the Company). Further, this discussion does not address all of the foreign, state, local or other tax laws that may be applicable to the Company or its partners.

Prospective Investors are urged to consult with and rely upon their own tax advisors for advice on these and other tax matters with specific reference to their own tax situation and potential changes in applicable law.

FOREIGN INVESTORS: NON-U.S. INVESTORS ARE SUBJECT TO UNIQUE AND COMPLEX TAX CONSIDERATIONS. THE COMPANY AND MANAGEMENT MAKE NO DECLARATIONS AND OFFER NO ADVICE REGARDING THE TAX IMPLICATIONS TO SUCH FOREIGN INVESTORS, AND SUCH INVESTORS ARE URGED TO SEEK INDEPENDENT ADVICE FROM ITS OWN TAX COUNSEL OR ADVISORS BEFORE MAKING ANY INVESTMENT.

Tax Returns

Annually, if required, the Company will provide its shareholders with sufficient information from the Company's informational tax return or any report of income from dividends for such persons to prepare their individual federal, state and local tax returns. The Company's tax returns will be prepared by a tax professional selected by the Company’s Management.

ERISA CONSIDERATIONS

In Some Cases, if the Investors Fails to Meet the Fiduciary and Other Standards Under the Employee Retirement Income Security Act of 1974, as Amended (“ERISA”), the Code or Common Law as a Result of an Investment in the Company’s Units, the Investor Could be Subject to Liability for Losses as Well as Civil Penalties:

There are special considerations that apply to investing in the Company’s Class A Preferred Shares on behalf of pension, profit sharing or 401(k) plans, health or welfare plans, individual retirement accounts or Keogh plans. If the investor is investing the assets of any of the entities identified in the prior sentence in the Company's Units, the Investor should satisfy themselves that:

1.	The investment is consistent with the Investor’s fiduciary obligations under applicable law, including common law, ERISA and the Code;
2.	The investment is made in accordance with the documents and instruments governing the trust, plan or IRA, including a plan’s investment policy;
3.	The investment satisfies the prudence and diversification requirements of Sections 404(a)(1)(B) and 404(a)(1)(C) of ERISA, if applicable, and other applicable provisions of ERISA and the Code;
4.	The investment will not impair the liquidity of the trust, plan or IRA;
5.	The investment will not produce “unrelated business taxable income” for the plan or IRA;
6.	The Investor will be able to value the assets of the plan annually in accordance with ERISA requirements and applicable provisions of the applicable trust, plan or IRA document; and,
7.	The investment will not constitute a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Failure to satisfy the fiduciary standards of conduct and other applicable requirements of ERISA, the Code, or other applicable statutory or common law may result in the imposition of civil penalties and can subject the fiduciary to liability for any resulting losses as well as equitable remedies. In addition, if an investment in the Company’s Class A Preferred Shares constitutes a prohibited transaction under the Code, the “disqualified person” that engaged in the transaction may be subject to the imposition of excise taxes with respect to the amount invested.

SECURITIES BEING OFFERED

As of the date of this Offering, the Company has authorized in its Amended and Restated Certificate of Incorporation the issuance of two (2) classes of capital stock, Preferred Stock and Common Stock, in the amounts of twenty million (20,000,000) and forty million (40,000,000), respectively. The Company is further authorized to issue two (2) classes of common stock, Class A Common Stock and Class B Common Stock, in the amounts of twenty million (20,000,000) and twenty million (20,000,000), respectively. There are zero (0) Preferred Stock shares, nine million six hundred thousand (9,600,000) Class A Common Stock shares and zero (0) Class B Common Stock shares outstanding as of the date of this offering circular. Class A Common Stock shares and Class B Common Stock shares are not being offered to nor available to be purchased by the public through this Offering.

The securities being offered to the public through this Offering are equity interests in Fine Mulligans, Inc. in the form of Class A Preferred Shares. In the event of the Company achieving the Maximum Offering Amount, the Company’s Class A Preferred Shares, as a Class of Company Capital Shares, will constitute a total equity interest in the Company of approximately fifty percent (50%) with the remaining approximate fifty percent (50%) of equity interest in the Company vesting to Class A Common Stock shareholders. The percentage of ownership in the Company for the Class A Preferred Shares can be determined with a ratio whereby the number of Class A Preferred Shares owned by Investor is divided by total number of outstanding Company Preferred Shares and Common Stock shares. Each Class A Preferred Share is being offered by the Company at five U.S. dollars ($5.00) per Class A Preferred Share. The Minimum Investment Amount to become a Class A Preferred Stock Shareholder in the Company is two hundred fifty U.S. dollars ($250.00) or fifty (50) Class A Preferred Stock shares.

By purchasing Class A Preferred Shares through this Offering, an Investor will become a Class A Preferred Stock Shareholder and will be granted rights as stated below.*

*Please note that the following is a summary of the rights granted to a Class A Preferred Share Investor and is not exhaustive. For a complete description of all rights associated with being a Class A Preferred Stock Shareholder in the Company, please see Exhibit 2, “Amended and Restated Certificate of Incorporation of Fine Mulligans, Inc.” and “Bylaws of Fine Mulligans, Inc.,” and Exhibit 3 “Stockholder Agreement.” All capitalizations in this section are defined in the Amended and Restated Articles of Incorporation, Bylaws or Stockholder Agreement and all references to Sections or Article relate to the applicable Section or Article in the Amended and Restated Certificate of Incorporation, Bylaws or Stockholder Agreement.

The business and affairs of the Company shall be managed, operated and controlled by or under the exclusive direction of the Directors and Officers of the Company. The Management shall have full and complete power, authority and discretion for, on behalf of and in the name of the Company to take such actions as the Management may deem necessary or advisable to carry out any and all of the objectives and purposes of the Company, without the consent, approval or knowledge of the Class A Preferred Stock Shareholders. All Company investment, operations, managerial and day-to-day activity decisions shall be made by the Management.

VOTING RIGHTS

Except as otherwise provided by the Delaware General Corporate Law (the “DGCL”) or the Company’s Amended and Restated Certificate of Incorporation, a holder of the Company’s Class A Preferred Shares is not entitled to vote on any matter that may be subject to the vote of the Company’s Shareholders. Only Company Common Stock shares are entitled to vote on corporate matters. Company Class A Preferred Shareholders will only be permitted to vote on any Company matter after the successful conversion of Class A Preferred Stock shares into Class B Common Stock shares. A Class B Common Stock shareholder shall possess the right to one (1) vote for every five (5) Class B Common Stock shares. Class B Common Stock shareholders, in accordance with the Company’s Stockholder Agreement, are required to vote their shares to elect as directors of the Company a total of five (5) persons designated by founder Paresh Govan and those directors may only be removed by vote for cause.

Except as otherwise provided by the Delaware General Corporate Law (the “DGCL”) or the Company’s Amended and Restated Certificate of Incorporation, a holder of the Class A Common Stock possesses the right to one (1) vote for every one (1) Class A Common Stock share.

DIVIDENDS

Except as otherwise provided by the DGCL or the Company’s Amended and Restated Certificate of Incorporation, dividends may be declared and paid on the Company’s Capital Stock, including the Preferred Stock, at such times and in such amounts as the board of directors, in its sole discretion, shall determine. The Class A Preferred Shares being offered are entitled to a preferred return of nine and one-half percent (9.5%) annualized return on capital invested or approximately forty-seven and one-half cents ($0.475) per Class A Preferred Share per annum. The Class A Preferred Share dividends are cumulative and accruable following the Dividend Payment Date. Preferred Share dividends shall neither be capitalized nor reclassified on behalf of the Investor into additional Class A Preferred Shares. Class A Preferred Shares are classified as non-participating shares and shall not participate in any dividends declared and paid to Company Common Shares.

Except as otherwise provided by the DGCL or the Company’s Amended and Restated Certificate of Incorporation, dividends may be declared and paid on the Company’s Capital Stock, including the Class A Common Stock, at such times and in such amounts as the board of directors, in its sole discretion, shall determine. With respect to dividends payable to Class A Common Stock, no dividend shall be declared or paid on shares of the Class A Common Stock unless the same dividend with the same record date and payment date shall be declared or paid on the shares of Class B Common Stock.

DIVIDEND AND LIQUIDATION PREFERENCE

Except as otherwise provided by the DGCL or the Company’s Amended and Restated Certificate of Incorporation, Company Class A Preferred Stock shareholders will possess a priority and preference to any dividend to be paid on any share of Common Stock and the Preferred Share dividend shall be fully declared and paid before any dividends are declared and paid on any share of Common Stock, other than to (a) declare or pay any dividend or distribution payable on the Common Stock in shares of Common Stock or (b) repurchase Common Stock held by employees or consultants of the Corporation upon termination of their employment or services pursuant to agreements providing for such repurchase. Class A Preferred Shares shall possess liquidation preference equal to any other Preferred Stock shareholder which includes being entitled to be paid out of the assets of the Company available for distribution to its stockholders, before any payment shall be made to the holders of Common Stock.

Except as otherwise provided by the DGCL or the Company’s Amended and Restated Certificate of Incorporation, Company Class A Common Stock is subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, including the holders of Preferred Stock. Company Preferred Stock shareholders are entitled to be paid out of the assets of the Company available for distribution to its stockholders, before any payment shall be made to the holders of Class A Common Stock.

CONVERSION RIGHTS

Except as otherwise provided by the DGCL or the Company’s Amended and Restated Certificate of Incorporation, the Company’s Preferred Shares possess the affirmative right to convert one (1) Class A Preferred Share into one (1) Class B Common Stock share of the Company in accordance with Section 5 of the Amended and Restated Certificate of Incorporation. The right to convert a Class A Preferred Share into a Class B Common Stock share shall accrue to Preferred Shareholders three (3) years after the issuance of the Class A Preferred Shares to the Investor in accordance with Section 4.5(a) of the Stockholder Agreement. The Preferred Stock shareholder shall provide the Company with written notice of its intent to exercise such conversion option no less than fifteen (15) calendar days before such conversion of Preferred Stock shares to Common Stock shares will be effective. The Class A Preferred Shares shall automatically convert into Class B Common Stock shares in accordance with Section 5 of the Amended and Restated Certificate of Incorporation in the event of a Qualified Public Offering.

The Company’s Class A Common Stock shall not possess the rights of conversion into any Company other capital stock.

NO PREEMPTIVE RIGHTS

The Company’s Class A Preferred Shares possess no preemptive rights to any Company securities authorized or issued through future offerings.

NO SINKING FUND PROVISIONS

The Company has not provided for, at the time of this Offering, a sinking fund for repurchase or redemption of the Class A Preferred Shares or Class A Common Stock.

NO LIABILITY TO FURTHER CALLS OR TO ASSESSMENT BY THE ISSUER

The Company does not provide for further calls or to assessment on Class A Preferred Shares or Class A Common Stock by the Company.

RESTRICTIONS ON TRANSFER OR ALIENABILITY

The Class A Preferred Shares possess restrictions on their transferability as specified within Article 4 of the Company’s Stockholder Agreement including a right of first refusal (Section 4.2), right of inclusion or to “tag along” (Section 4.3) and right to compel sale or to “drag along” (Section 4.4).

Right of First Refusal - In the event a Company Stockholder receives a bona fide written offer (the “Offeror”) from an independent third party to purchase their Company capital stock shares, a right to first refusal to purchase the capital stock shares shall accrue in the following order of priority: (1) the Company, (2) Class A Common Stockholders and (3) all other Company capital stockholders. The Company shall have twenty (20) days from the receipt of such notice to purchase all the capital shares in the bona fide offer. If the Company fails to timely signify a desire to purchase such shares or declines such offer, then, and in such event, the Class A Common Stockholders shall have fifteen (15) days in writing whether they desire to purchase the Shares proposed to be transferred. If the Class A Common Stockholders fail to timely signify a desire to purchase such shares or declines such offer, then, and in such event, the other Company Stockholders shall have fifteen (15) days in writing whether they desire to purchase the Shares proposed to be transferred. If neither the Company, the Class A Common Stockholders, or any Company Stockholder timely signifies a desire to purchase all such Shares, they may be transferred by the Offeror to the proposed third-party transferee within ninety (90) days after receipt by the other Stockholders of the notice. The provisions of Section 4.2 (Right of First Refusal) will not be applicable to any sale of shares of capital stock pursuant to a Public Offering or to a Permitted Transferee as those terms are defined in the Stockholder Agreement.

Right of Inclusion (Tag Along) – No Stockholder shall transfer to any proposed transferee or otherwise dispose of the capital stock shares owned by the transferring Stockholder (the “Tag Along Offeror”) unless the terms and conditions of such transfer to such third party shall include an offer to the other Company Stockholders, to include, at each other Company Stockholder’s option, in the transfer to the proposed transferee, each Company Stockholder’s pro rata number of the capital stock shares covered by such disposition. If within thirty (30) days after the receipt of the Inclusion Notice, the other Company Stockholders have not accepted the offer contained in the Inclusion Notice, such non-participating Company Stockholders, if any, shall be deemed to have waived any and all rights with respect to the Transfer of their capital stock shares described in the Inclusion Notice and the Tag Along Offeror shall have sixty (60) days after receipt of the Inclusion Notice in which to Transfer not more than the amount of capital stock shares described in the Inclusion Notice. The provisions of Section 4.3 (Rights of Inclusion) will not be applicable to any sale of capital stock shares pursuant to a Public Offering or to a Permitted Transferee as those terms are defined in the Stockholder Agreement.

Right to Compel Sale (“Drag Along”) – In the event one (1) or more Company Stockholders propose to sell all of the capital stock shares (the “Offeror”) then owned by them (the “Drag Along Offerors”) to a Proposed Transferee in an arms-length transaction in which the consideration to be received for such capital stock shares consists of cash and/or marketable securities having a value in excess of $10,000,000 and such capital stock shares are in excess of fifty percent (50%) of the total Outstanding capital stock of the Company, then the Drag Along Offerors may require the other Stockholders to sell all of the capital stock shares owned by such Company Stockholders (the "Designated Shares") to the Proposed Transferee for the same consideration per capital stock share and otherwise on the same terms and conditions upon which the Offeror is selling their capital stock shares pursuant to the provisions set forth in Section 4.4 of the Company Stockholder Agreement. The provisions of Section 4.4 (Rights to Compel Sale) will not be applicable to any sale of shares of capital stock pursuant to a Public Offering or to a Permitted Transferee as those terms are defined in the Stockholder Agreement.

REDEMPTION BY COMPANY

The Company possesses the right, in whole or in part, at any time prior to any exercise by a Preferred Stockholder of its right to conversion of the Stockholder Agreement, to redeem and purchase any Preferred Stock held by a Preferred Stockholder for an amount equal to that which was paid by such Preferred Stockholder for any Preferred Stock held by such Preferred Stockholder in accordance with Section 4.5(b) of the Stockholder Agreement.

NO DISCRIMINATION PROVISIONS

There are no provisions discriminating against any existing or prospective holders of Company Class A Preferred Shares as a result of such shareholder owning a substantial amount of Company Class A Preferred Shares. Similarly, there are no provisions discriminating against any existing or prospective holders of Company Class A Common Stock shares as a result of such shareholder owning a substantial amount of Company Class A Common Stock shares.

PART F/S

Independent Auditor’s Report

To the Shareholder of Fine Mulligans, Inc.

Opinion

We have audited the accompanying financial statements of Fine Mulligans, Inc. (the “Company”), which comprise the balance sheet as of December 31, 2024, and the related statements of operations, changes in shareholder's deficit, and cash flow for the period from December 2, 2024 (inception) to December 31, 2024 and the related notes to the financial statements.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2024, and the related statements of operations, changes in shareholder's deficit, and cash flow for the period from December 2, 2024 (inception) to December 31, 2024, in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

Doubt about the Company's Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements include no assets or equity. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management's plans regarding those matters are also described in Note B. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

Tampa,Florida

June 14, 2025

Fine Mulligans, Inc. Balance Sheet As of December 31, 2024

ASSETS
Current Assets
Cash	$-
Total Current Assets	-

TOTAL ASSETS	$-

LIABILITIES AND SHAREHOLDER’S DEFICIT

Current Liabilities
Total Current Liabilities	$12,652

TOTAL LIABILITIES	12,652

Shareholder’s Deficit
Class A Common Stock, 20,000,000 authorized, and 0 issued and outstanding as of December 31, 2024	-
Class B Common Stock, 20,000,000 authorized, and 0 issued and outstanding as of December 31, 2024	-
Preferred Stock, 20,000,000 authorized, and 0 issued and outstanding as of December 31, 2024
Shareholder’s Deficit	(12,652)

TOTAL SHAREHOLDER’S DEFICIT	(12,652)

TOTAL LIABILITIES AND
SHAREHOLDER’S DEFICIT	$-

The accompanying notes are an integral part of this financial statement.

Fine Mulligans, Inc. Statement of Operations For the period from December 2, 2024 to December 31, 2024

REVENUE
Total Revenue	$-

EXPENSES
Total operating expenses	12,652

LOSS FROM OPERATIONS	(12,652)

OTHER INCOME (EXPENSES)	-

NET LOSS	$(12,652)

The accompanying notes are an integral part of this financial statement.

Fine Mulligans, Inc. Statement of Cash Flows For the period from December 2, 2024 to December 31, 2024

CASH FLOWS FROM OPERATING ACTIVITIES
Income (Loss)	$(12,652)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:

Net cash used by operating activities	$(12,652)

CASH FLOWS FROM INVESTING ACTIVITIES

Net cash (used in) investing activities	$-

CASH FLOWS FROM FINANCING ACTIVITIES
Related party payable	$12,652

Net cash provided by financing activities	$12,652

NET INCREASE IN CASH	$-

Cash at beginning of year	$-
Cash at end of year	$-

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during period for interest	$-
Cash paid during period for income taxes	$-

The accompanying notes are an integral part of this financial statement.

Fine Mulligans, Inc. Statement of Shareholder’s Deficit For the period from December 2, 2024 to December 31, 2024

	Class A Shares $0 Par Value	Class B Shares $0 Par Value	Preferred Shares $0 Par Value	Accumulated Deficit	Total Shareholder's Deficit
December 2, 2024	-	-	-	$-	$-

Net income (loss)	-	-	-	(12,652)	(12,652)

December 31, 2024	-	-	-	(12,652)	$(12,652)

The accompanying notes are an integral part of this financial statement.

Note A – Nature of Business and Organization

Nature of Operations

Fine Mulligans Inc. (the “Company,” “we,” “us,” or “our”) is an early-stage business focused on developing and operating family entertainment centers. These centers will feature a golf driving range and additional attractions such as karaoke, cigar rooms, and full golf swing simulators in the eastern United States. The Company will operate under the brand KIWIS MULLIGAN.

We will manage all aspects of acquiring land, obtaining zoning approvals, securing entitlements, designing, constructing, and operating the planned facilities. The Company was incorporated in Delaware in December 2024.

Note B – Significant Accounting Policies

Basis of Accounting

The accompanying financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP).

Financial Instruments

The Company's financial instruments consist primarily of cash and investments. The carrying value of the financial instruments are considered to be representative of their respective fair value.

Income Taxes

Income taxes are accounted for under the asset and liability method. The current charge for income tax expense is calculated in accordance with the relevant tax regulations applicable to the entity. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Differences between statutory tax rates and effective tax rates relate to permanent tax differences. The Company has not recorded a deferred income tax asset related to its estimated NOL’s because of the uncertainty of realization. The Company has determined that any other required disclosure would be immaterial to the Company as of December 31, 2024.

Uncertain Tax Positions

The Company follows ASC 740-10 Accounting for Uncertainty in Income Taxes. This requires recognition and measurement of uncertain income tax positions using a “more-likely-than-not” approach. Management evaluates their tax positions on an annual basis.

 The Company will file as of December 31, 2024, its first income tax returns in the U.S. federal tax jurisdiction and various state tax jurisdictions. The federal and state income tax returns of the Company will be subject to examination by the IRS and state taxing authorities, generally for three years after they are filed.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make judgments, estimates and assumptions that affect the application of accounting policies, reported amounts, and disclosures. Actual results could differ from these estimates.

Recently Issued Accounting Standards

The Company does not discuss recent pronouncements that are not anticipated to have an impact on or are unrelated to its financial condition, results of operations, cash flows or disclosures.

In November 2023, the FASB issued Accounting Standards Update 2023-07, “Segment Reporting (Topic ASC 280) Improvements to Reportable Segment Disclosures.” The ASU improves reportable segment disclosure requirements, primarily through enhanced disclosure about significant segment expenses. The enhancements under this update require disclosure of significant segment expenses that are regularly provided to the Chief Operating Decision Maker (“CODM”) and included within each reported measure of segment profit and loss, require disclosure of other segment items by reportable segment and a description of the composition of other segment items, require annual disclosures under ASC 280 to be provided in interim periods, clarify use of more than one measure of segment profit or loss by the CODM, require that the title of the CODM be disclosed with an explanation of how the CODM uses the reported measures of segment profit or loss to make decisions, and require that entities with a single reportable segment provide all disclosures required by this update and required under ASC 280. The Company adopted ASC 2023-07 for the annual period ending December 31, 2024.

The Company’s Chief Executive Officer services as the CODM and evaluates the financial performance of the business and makes resource allocation decisions on a consolidated basis. As a result, the Company operates as a single reportable segment under ASC 280, Segment Reporting, defined by the CODM as Consumer Goods. The Company’s operations include marketing, professional fees as well as procurement expenses, all of which are managed centrally. The CODM assesses financial performance based on revenue, operating profit, and key operating expenses.

Note C – Going Concern

The financial statements have been prepared on a going concern basis, which assumes the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future. The Company was recently formed and has yet to have any sustained operations. Accordingly, there is substantial doubt about the Company’s ability to continue as a going concern. These financial statements do not include any adjustments related to the recoverability and classification of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

The ability to continue as a going concern is dependent upon the results of the Company generating profitable operations in the future and/or being able to obtain the necessary financing to meet its obligations. In the event that the Company is unable to successfully raise capital and/or generate revenues, the Company will likely delay its development plan until it is able to obtain sufficient financing.

Note D – Equity

The Company was incorporated in Delaware. They authorized 60,000,000 shares of stock with $0.00001 a par value. The stock is broken out into 20,000,000 shares of Class A Common Stock, 20,000,000 shares of Class B Common Stock and 20,000,000 shares of Preferred Stock. See bylaws and incorporating documents for rights and privileges.

Note E – Related Party Payable

The Company as of December 31, 2024, has an amount outstanding which is due on demand with no stated interest rate with an officer of the Company for payment of operational expenses. As of December 31, 2024, the Company had an outstanding balance of $12,652 with this individual.

Note F - Subsequent Events

On May 22, 2025 the board of directors approved the issuance of the total of nine million six hundred thousand (9,600,000) authorized and issued unclassified common stock held the Corporation’s founders, Paresh Govan and Young Woo, into the amounts of six million seven hundred twenty thousand (6,720,000) Class A Common Stock shares held by founder Paresh Govan and two million eight hundred eighty thousand (2,880,000) Class A Common Shares held by founder Young Woo and that the officers of the Corporation are hereby authorized to issue nine million six hundred thousand (9,600,000) Preferred Stock shares to be designated hereafter as Class A Preferred Stock.

In accordance with ASC 855-10-50-1, the Company has evaluated subsequent events through June 12, 2025 which is the date that the financial statements were available to be issued and has concluded that no such events or transactions took place that would require disclosure herein except as stated directly below.

EXHIBIT INDEX

Exhibit 2: Amended and Restated Certificate of Incorporation and Bylaws

Exhibit 3: Stockholder Agreement

Exhibit 4: Form of Subscription Agreement

Exhibit 8: Escrow Agreement

Exhibit 11: Accountant’s Consent

Exhibit 12: Attorney Letter Certifying Legality

SIGNATURE PAGE

Pursuant to the requirements of Regulation A, the Issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Alpharetta, Georgia on July 16, 2025.

ISSUER COMPANY LEGAL NAME AND ADDRESS:

Fine Mulligans, Inc.

300 Creek View Road – Suite 209

Newark, Delaware 19711

By: /s/Paresh Govan

Name: Paresh Govan

Title: Chief Executive Officer

Date: July 16, 2025

Location signed: Alpharetta, Georgia

This Offering Statement has been signed by the following principals in the capacities and on the dates indicated:

 /s/Paresh Govan

Paresh Govan, Chief Executive Officer of the Company

Date: July 16, 2025

Location Signed: Alpharetta, Georgia

 /s/Paresh Govan

Paresh Govan, Treasurer of the Company and acting as the principal accounting officer

Date: July 16, 2025

Location Signed: Alpharetta, Georgia